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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                                ---------------

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: September 30, 1999

                               TMP WORLDWIDE INC.
             (Exact name of Registrant as specified in its charter)

                            ------------------------

          DELAWARE                      0-21571                        13-3906555
  (State of Incorporation)       (Commission File No.)      (I.R.S. Employer Identification
                                                                          No.)

      1633 BROADWAY, NEW YORK, NEW YORK                            10019
  (Address of principal executive offices)                      (Zip Code)

        Registrant's telephone number, including area code: 212-977-4200

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
ITEM 5. OTHER EVENTS.

    During the period July 1, 1999 through August 31, 1999, TMP Worldwide Inc. and Subsidiaries (the "Company" or "TMP") consummated mergers with the following companies (the "Third Quarter 1999 Pooled Companies"), in transactions which provided for the exchange of all of the outstanding stock of each entity for a total of 2,153,457 shares of TMP common stock and which were accounted for as poolings of interests (the "Third Quarter 1999 Mergers").

                                      NATURE OF               REGION OF                           NUMBER OF TMP
           ENTITY                     OPERATIONS             OPERATIONS       ACQUISITION DATE    SHARES ISSUED
- ----------------------------  --------------------------  -----------------  ------------------  ---------------
Cameron-Newell Advertising,   Recruitment advertising     North America          August 2, 1999        420,000
  Inc.("CNA")

Brook Street Bureau (QLD)     Temporary contracting and   Pacific Rim            August 3, 1999        130,900
  Pty Ltd ("Brook St.")       search & selection

LAI Worldwide, Inc. ("LAI")   Search & selection          North America         August 26, 1999      1,059,821

Fox Advertising Inc. ("Fox")  Yellow page advertising     North America         August 30, 1999        129,640

Lampen Group Limited          Temporary contracting and   Pacific Rim &         August 31, 1999        413,096
  ("Lampen")                  search & selection          United Kingdom

    The Company's consolidated financial statements have been retroactively restated as of June 30, 1999 and December 31, 1998 and 1997, for the six months ended June 30, 1999 and 1998 and for each of the three years in the period ended December 31, 1998, to reflect the consummation of the Third Quarter 1999 Mergers. The supplemental consolidated financial statements included herein give retroactive effect to the Third Quarter 1999 Mergers, which have been accounted for using the pooling of interests method. As a result, the financial position, results of operations and statements of cash flows are presented as if the Third Quarter 1999 Pooled Companies had been consolidated for all periods presented. The supplemental consolidated statements of stockholders' equity reflect the accounts of TMP as if the common stock issued in connection with the Third Quarter 1999 Mergers had been issued for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements of the Company upon issuance of the financial statements for the period that includes the consummation of the Third Quarter 1999 Mergers.

    In the supplemental consolidated balance sheets, the balance sheets of TMP as of June 30, 1999 and December 31, 1998 and 1997 have been combined with those of the Third Quarter 1999 Pooled Companies as of June 30, 1999 and December 31, 1998 and 1997 except for the following: CNA, for which the balance sheet as of July 31, 1997 is combined with that of TMP as of December 31, 1997; Brook St., for which the balance sheets as of June 30, 1999 and 1998, are combined with those of TMP as of December 31, 1998 and 1997, respectively; and LAI, for which the balance sheets as of February 28, 1999 and 1998 are combined with those of TMP as of December 31, 1998 and 1997, respectively.

    The supplemental consolidated statements of operations combine the results of TMP for the six months ended June 30, 1999 and 1998 and each year in the three year period ended December 31, 1998 with those of the Third Quarter Pooled Companies for the same periods except for the following: (a) CNA, for which the statement of operations for the years ended July 31, 1997 and 1996 are included in the Supplemental Consolidated Statements of Operations for the years ended December 31, 1997 and 1996, respectively; (b) Brook St., for which the statements of operations for the six months ended December 31, 1998 and each year in the three year fiscal period ended June 30, 1999 are included in the Supplemental

Consolidated Statements of Operations for the six month period ended June 30, 1998 and each of the three years in the period ended December 31, 1998, respectively; and (c) LAI, for which the statements of operations for the six months ended August 31, 1998 and each year in the three year fiscal period ended February 28, 1999 are included in the Supplemental Consolidated Statements of Operations for the six month period ended June 30, 1998 and each of the three years ended December 31, 1998, respectively. Consequently, the results of CNA for the period August 1, 1997 through December 31, 1997 are not included in the supplemental consolidated statements of operations. The effects on consolidated commissions and fees, net income and diluted earnings per share would have been an increase of $4.0 million, $0.9 million and $0.02, respectively. Furthermore, the results of Brook St. for the six months ended June 30, 1999 and the results of LAI for the two months ended February 28, 1999 are included in the Supplemental Consolidated Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 and the effects on both periods on (a) commissions & fees was approximately $11.1 million, (b) net income was a loss of approximately $3.8 million and (c) diluted earnings per share per share was $(0.10).

    The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with TMP's historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1998 and its supplemental consolidated financial statements included in the Company's Current Report on Form 8-K dated June 10, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

    The Management's Discussion and Analysis of Financial Condition and Results of Operations which follows is reflective of the supplemental consolidated financial statements referred to above.

    Statements in this Current Report on Form 8-K concerning our business outlook or future economic performance, anticipated profitability, gross billings, commissions and fees, expenses or other financial items and statements concerning assumptions made or exceptions as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors which would cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, (i) the uncertain acceptance of the Internet and our Internet content, (ii) that we have grown rapidly and there can be no assurance that we will continue to be able to grow profitably or manage our growth, (iii) risks associated with acquisitions, (iv) competition, (v) our quarterly operating results have fluctuated in the past and are expected to fluctuate in the future, (vi) our business experiences seasonality, (vii) the loss of services of certain key individuals could have a material adverse effect on our business, financial condition or operating results, (viii) we have entered into certain transactions with affiliated parties and (ix) that we are controlled by one stockholder, Andrew J. McKelvey.

OVERVIEW

    A substantial part of our growth has been achieved through acquisitions. For the period January 1, 1996 through June 30, 1999, we completed 53 acquisitions which were accounted for under the purchase method and 13 mergers which were accounted for as poolings of interests. Of the pooling of interests mergers, the seven completed prior to April 1, 1999 are Johnson, Smith & Knisely Inc. ("JSK"), TASA Holding AG ("TASA"), Stackig, Inc. ("Stackig"), Recruitment Solutions Inc., Sunquest L.L.C. d.b.a. The SMART Group and The Consulting Group (International) Limited ("TCG"), in 1998 (the "1998 Mergers"), and Morgan & Banks Limited ("M&B") in January 1999 (the "M&B Merger"). In connection with these mergers, we issued approximately 8.7 million shares of our common stock in exchange for all of the outstanding common stock of these seven companies. In addition, from April 1, 1999 through June 30,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

OVERVIEW (CONTINUED)
1999, we completed pooling of interests mergers (the "Second Quarter 1999 Mergers"), with six companies, Interquest, Pty. Limited ("Interquest"), LIDA Advertising Inc. ("LIDA"), Maes & Lunau ("M&L"), IN2, Inc. ("IN2"), Lemming & LeVan, Inc. ("L&L"), and Yellow Pages Unlimited, Inc. ("YPU"), (the "Second Quarter 1999 Pooled Companies"). In connection with the Second Quarter 1999 Mergers we issued a total of approximately 0.9 million shares of TMP common stock in exchange for all of the outstanding stock of the Second Quarter 1999 Pooled Companies.

    Furthermore, from July 1, 1999 through August 31, 1999, we completed mergers with the five companies listed below (the "Third Quarter 1999 Pooled Companies"), which provided for the exchange of all of the outstanding stock of such companies for a total of 2,153,457 shares of TMP common stock and which were accounted for as poolings of interests (the "Third Quarter 1999 Mergers").

                                      NATURE OF               REGION OF                           NUMBER OF TMP
           ENTITY                     OPERATIONS             OPERATIONS       ACQUISITION DATE    SHARES ISSUED
- ----------------------------  --------------------------  -----------------  ------------------  ---------------
Cameron-Newell Advertising,   Recruitment advertising     North America          August 2, 1999        420,000
  Inc.("CNA")

Brook Street Bureau (QLD)     Temporary contracting and   Pacific Rim            August 3, 1999        130,900
  Pty Ltd ("Brook St.")       search & selection

LAI Worldwide, Inc. ("LAI")   Search & selection          North America         August 26, 1999      1,059,821

Fox Advertising Inc. ("Fox")  Yellow page advertising     North America         August 30, 1999        129,640

Lampen Group Limited          Temporary contracting and   Pacific Rim &         August 31, 1999        413,096
  ("Lampen")                  search & selection          United Kingdom

    Accordingly, the supplemental consolidated financial statements in our Current Report on Form 8-K filed on June 10, 1999, which reflect the consummation of the Second Quarter 1999 Mergers, are being retroactively restated to reflect the Third Quarter 1999 Mergers and, as a result, the financial position, results of operations and statements of cash flows are presented as if the Third Quarter 1999 Pooled Companies had been consolidated for all periods presented. In addition, for the period of January 1, 1996 through June 30, 1999, we completed 53 acquisitions, which were accounted for using the purchase method, with estimated annual gross billings of approximately $603 million. Given the significant number of acquisitions in each of the periods presented, the results of operations from period to period may not necessarily be comparable.

    Gross billings refer to billings for advertising placed in telephone directories, newspapers, new media and other media, and associated fees for related services, fees earned for search & selection and related services, and fees from temporary contracting services. Gross billings are not included in our consolidated financial statements, because they include a substantial amount of funds that are collected from our clients but passed through to publishers for advertisements. However, the trends in gross billings directly impact the Company's total commissions and fees earned. For recruitment and yellow page advertising, we earn commissions based on a percentage of the media advertising purchased at a rate established by the related publisher, and associated fees for related services. Publishers typically bill us for the advertising purchased by clients and we in turn bill our clients for this amount. Generally, the payment terms with yellow page clients require payment to us prior to the date payment is due to publishers. The payment terms with recruitment advertising clients typically require payment when payment is due to publishers. Historically, we have not experienced substantial problems with unpaid accounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

OVERVIEW (CONTINUED)
    For recruitment advertising placements in the U.S., publisher commissions average 15% of recruitment advertising gross billings. We also earn fees from related services such as campaign development and design, retention and referral programs, brochures and other collateral services, research and other creative and administrative services. Outside of the U.S., where, collectively, we derive the majority of our recruitment advertising commissions and fees, our commission rates for recruitment advertising vary, ranging from approximately 10% in Australia to 15% in Canada and the United Kingdom.

    We design and execute yellow page advertising programs, receiving an effective commission rate from directory publishers of approximately 20% of yellow page gross billings. In general, publishers consider orders renewed unless actively canceled. In addition to base commissions, certain yellow pages publishers pay increased commissions for volume placement by advertising agencies. We typically recognize this additional commission, if any, in the fourth quarter when it is certain that such commission has been earned. The amounts reported in the fourth quarters of 1998, 1997 and 1996 were $0.9 million, $2.2 million and $3.5 million, respectively.

    Through our search & selection services, we identify and screen candidates for hiring by clients based on criteria established by such clients. We entered this business in 1998 by acquiring, JSK, the 12th largest executive search firm in the U.S. according to Kennedy Publications, an official ranking service for the search industry, TASA, an international executive search firm, both of which were accounted for as poolings of interests, and five regional European firms, including TCG, whose acquisition was accounted for as a pooling of interests. In the first quarter of 1999 we merged with M&B, the largest search & selection firm in Australia, in a pooling of interests transaction and acquired two European search & selection firms (one with operations in eastern Europe and one in Belgium). In the second quarter of 1999, in pooling of interests transactions, we merged with three companies with search & selection operations, M&L in the Netherlands, L&L in the United States and Interquest in Australia. In the third quarter of 1999, in a pooling of interests transaction, we merged with LAI, the 5th largest executive search firm in the U.S. (according to Hunt-Scanlon Publishing, Inc., a publication that follows the executive search industry). In addition, we expanded our temporary contracting services in Australia, New Zealand and the United Kingdom with the additions of Brook St. and Lampen, which also have selection operations in those regions.

    Commissions & fees related to our Internet business are derived from (a) recruitment advertisement and related services placed on the Internet, primarily TMP's own Website, Monster.com, (b) employment searches and temporary contracting services sourced through the Internet, (c) Internet related advertising services provided to our yellow page clients and (d) interactive advertising services and technologies that allow advertisers to measure sales, repeat traffic and other key brand and e-commerce metrics back to individual marketing units, such as banners. These advertising services and technologies allow the advertisers to greatly reduce costs, while driving only the most qualified users to their websites.

    Recruitment advertising commissions and fees increased from $76.6 million in 1996 to $177.8 million in 1998, while yellow page advertising commissions and fees increased from $100.9 million in 1996 to $106.5 million in 1998. Both recruitment and yellow page advertising commissions and fees increased as a result of acquisitions which are included in the financial statements using the purchase method of accounting from their respective dates of acquisition made from January 1, 1996 through December 31, 1998. Search & selection commissions and fees grew from $170.4 million in 1996 to $256.1 million in 1998 primarily as a result of increased demand for these services by new and existing clients. Temporary contracting commissions and fees increased from $29.2 million in 1996 to $47.0 million in 1998 reflecting a greater demand for executive and information technology temporary contract personnel. Internet commissions and fees increased from $6.9 million in 1996 to $50.2 million in 1998 reflecting an increase in the acceptance of our Internet products from existing and new clients and increased sales and marketing activities. We are continuously monitoring the marketplace for opportunities to expand our presence in recruitment advertising, yellow page advertising, search & selection, temporary contracting and on the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

OVERVIEW (CONTINUED)
Internet, and intend to continue our acquisition strategy to supplement our internal growth and the expansion of our businesses.

    Based on our consolidated results for the years ended December 31, 1998, 1997 and 1996, 45%, 43%, and 40%, respectively, of our consolidated commissions and fees were attributable to clients outside the U.S.

    Our total operating expenses have increased significantly since 1996 primarily as a result of acquisitions and added expenses to support gross billings growth for our Internet and recruitment businesses and marketing for our Internet business.

    Salaries and related costs increased $147.7 million to $374.9 million for the year ended December 31, 1998 from $227.2 million for the year ended December 31, 1996, a 65.0% increase, supporting a $678.5 million or a 64.5% increase in gross billings over the same period. When measured as a percent of gross billings, salaries and related costs for the year ended December 31, 1998 were 21.7%, up slightly from 21.6% for the comparable 1996 period. Salaries and related costs include total payroll and associated benefits as well as payroll taxes, sales commissions, recruitment fees and training costs.

    Office and general expenses increased $73.5 million to $185.3 million for the year ended December 31, 1998 from $111.8 million for the year ended December 31, 1996, a 65.7% increase. This increase is due primarily to increased costs needed to support the increased gross billings, the expansion of recruitment and search & selection offices through acquisitions in the U.S. and foreign markets, and expansion of our infrastructure and marketing costs to promote the growth of our Internet business. When measured as a percent of gross billings, office and general costs for the year ended December 31, 1998 were 10.7%, a slight increase from 10.6% for the comparable 1996 period. This cost category includes expenses for office operations, business promotion, market research, advertising, professional fees and fees paid to our primary lending institution for its services in the processing and collection of payments for accounts receivable.

    Merger & integration costs are expensed for business combinations accounted for under the pooling of interests method of accounting. In general, these costs are comprised of transaction costs (such as advisory, legal and accounting fees, printing costs and costs incurred for the subsequent registration of shares in connection with the transactions), stay bonuses, costs to eliminate redundant facilities and personnel, costs to integrate operations of the pooled entities and acceleration of benefits and separation pay in accordance with pre-existing contractual change in control provisions.

    For the year ended December 31, 1998, the Company expensed merger & integration costs of $22.4 million in connection with the 1998 Mergers and the M&B Merger. These costs consist of (1) $11.9 million of non-cash employee stay bonuses, (2) $1.5 million of stay bonuses paid as cash to key personnel of the 1998 Pooled Companies and (3) $9.0 million of transaction related costs, including legal, accounting and advisory fees and the costs incurred for the subsequent registration of shares issued in the mergers.

    For the six months ended June 30, 1999, in connection with the 1998 Mergers, the M&B Merger, the Second Quarter 1999 Mergers, and the merger with LAI, the Company expensed merger & integration costs of $11.5 million. The merger and integration costs for the six months ended June 30, 1999, consist of (1) $2.3 million of non-cash employee stay bonuses, (2) $4.7 million of transaction related costs, including legal, accounting, printing and advisory fees and the costs incurred for the subsequent registration of shares issued in the mergers,
(3) $2.1 million in separation costs for the Chief Operating Officer of LAI, who, in accordance with the terms of his employment agreement, chose to resign from LAI, (4) $1.1 million of office and staff integration costs, (5) approximately $0.8 million for investment banking and legal fees incurred by LAI and (6) approximately $0.5 million in licensing fees for software made redundant by the merger with LAI. The merger and integration costs expensed for the six months ended June 30, 1998 of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

OVERVIEW (CONTINUED)
$2.5 million are related to the pooling of interest transaction with JSK and are comprised of $1.1 million for non-cash employee stay bonuses and $1.4 million of transaction related costs.

    The Company currently estimates that the merger & integration costs that will be expensed in the third quarter of 1999 will total between $30 million and $35 million. These costs are primarily associated with the Third Quarter 1999 Mergers and their integration with other TMP operations, most of which have been added to TMP as a result of recent mergers and acquisitions. These costs are comprised of transaction costs (such as advisory, legal and accounting fees, printing costs and costs incurred for the subsequent registration of shares in connection with the transactions), costs to eliminate redundant facilities and personnel, costs to integrate TMP's existing search & selection operations with those of LAI and M&B, separation pay in accordance with pre-existing contractual change in control provisions and non-cash items totaling between $20 million and $25 million. These non-cash items are primarily comprised of charges associated with the accelerated vesting of employee stock and stock option grants and the write-offs of software and leasehold improvements. Furthermore, the Company anticipates that there will be additional future period merger & integration costs in connection with the Third Quarter 1999 Mergers. These costs are primarily related to severance and will be recorded when the associated integration plans are finalized.

    Amortization of intangibles includes amortization of acquisition related charges, including the costs in excess of fair market value of net assets of business acquisitions accounted for under the purchase method and capitalized costs for non-compete arrangements with the principals of acquired companies. This acquisition related amortization was $10.2 million, $6.9 million and $4.7 million for the years ended December 31, 1998, 1997 and 1996, respectively and $5.6 million and $5.4 million for the six months ended June 30, 1999 and 1998, respectively.

    The special CEO bonus for the years ended December 31, 1998 and 1997 of $1.3 million and $1.5 million reflects non-cash charges, recorded in compliance with Staff Accounting Bulletin No. 79 ("SAB 79"), for a bonus mandated by the Principal Stockholder's employment contract, even though such bonus was irrevocably waived. The contractual obligation to pay such bonus was eliminated as of November 1998. The special compensation for the year ended December 31, 1996, reflects a non-cash, non-recurring charge of approximately $52.0 million resulting from the issuance of approximately 3.6 million shares of our common stock to stockholders of our predecessor companies in exchange for their shares in those companies. This charge was incurred because these stockholders had received such shares for nominal or no consideration as employees or as management of such companies and, accordingly, were not considered to have made substantive investments for their shares.

    Net interest expense includes interest: (i) on loans made by our primary lender under our financing agreement with such lender, (ii) to certain vendors,
(iii) on capitalized lease obligations, (iv) on net amounts payable to the holders of seller financed notes and (v) on a term loan related to the purchase of certain transportation equipment. In addition, 1996 net interest expense includes a non-recurring charge of approximately $2.6 million to reflect, upon exercise of the warrant issued in connection with our financing agreement, the difference between the value of the stock issued at the initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS

    The following table sets forth our gross billings, commissions & fees, commissions & fees as a percentage of gross billings, EBITDA and cash flow information.

                                                                                              SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                 ----------------------------------------  ----------------------
                                                     1996          1997          1998         1998        1999
                                                 ------------  ------------  ------------  ----------  ----------

                                                                          (IN THOUSANDS)
Gross billings:
  Recruitment advertising......................  $    369,979  $    642,872  $    849,563  $  435,446  $  416,841
  Yellow page advertising......................       466,230       497,848       520,129     249,612     257,112
  Search & selection...........................       179,866       220,826       257,334     132,359     125,747
  Internet(1)..................................         6,939        20,553        56,666      21,154      52,295
  Temporary contracting(2).....................        29,210        41,285        46,989      19,207      29,443
                                                 ------------  ------------  ------------  ----------  ----------
  Total billings...............................  $  1,052,224  $  1,423,384  $  1,730,681  $  857,778  $  881,438
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
Commissions & fees:
  Recruitment advertising......................  $     76,601  $    134,291  $    177,774  $   91,552  $   91,904
  Yellow page advertising......................       100,883       103,941       106,455      50,410      50,982
  Search & selection...........................       170,424       219,514       256,140     131,824     124,443
  Internet(1)..................................         6,939        19,470        50,158      19,034      46,313
  Temporary contracting(2).....................        29,210        41,285        46,989      19,207      29,443
                                                 ------------  ------------  ------------  ----------  ----------
  Total commissions & fees.....................  $    384,057  $    518,501  $    637,516  $  312,027     343,085
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
Commissions & fees as a percentage of gross
  billings:
  Recruitment advertising......................          20.7%         20.9%         20.9%       21.0%       22.0%
  Yellow page advertising......................          21.6%         20.9%         20.5%       20.2%       19.8%
  Search & selection...........................          94.8%         99.4%         99.5%       99.6%       99.0%
  Internet(1)..................................         100.0%         94.7%         88.5%       90.0%       88.6%
  Temporary contracting........................         100.0%        100.0%        100.0%      100.0%      100.0%
  Total commissions & fees.....................          36.5%         36.4%         36.8%       36.4%       38.9%
  EBITDA(3)....................................  $      1,144  $     80,487  $     71,808  $   48,473  $   20,798
  Cash provided by operating activities........  $     32,138  $     40,624  $     56,229  $    9,012  $    9,219
  Cash used in investing activities............  $    (46,019) $    (89,368) $    (65,870) $  (73,147) $  (33,429)
  Cash provided by financing activities........  $     17,062  $     75,161  $     27,672  $   44,501  $   11,555
  Effect of exchange rate changes on cash......  $       (159) $       (260) $        (17) $   (1,164) $      408

- ------------------------

(1) Represents fees earned in connection with recruitment, yellow page and other advertisements placed on the Internet and employment searches and temporary contracting services sourced through the Internet.

(2) Amounts for temporary contracting are reported after the costs paid to the temporary contractor.

(3) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about our ability to meet our future debt service, capital expenditures and working capital requirements and is one of the measures which determines our ability to borrow under our credit facility. EBITDA should not be considered in isolation or as a substitute for

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS (CONTINUED)
    operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity.

    EBITDA for the indicated periods is calculated as follows:

                                                                                                SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,             JUNE 30,
                                                            --------------------------------  --------------------
                                                               1996       1997       1998       1998       1999
                                                            ----------  ---------  ---------  ---------  ---------

                                                                                (IN THOUSANDS)
Net income (loss).........................................  $  (38,123) $  30,605  $  13,925  $  16,241  $  (2,404)
Interest expense, net.....................................      14,450      8,629      9,903      4,694      4,267
Income tax expense........................................      10,753     19,980     13,899     11,619        319
Depreciation and amortization.............................      14,064     21,273     34,081     15,919     18,616
                                                            ----------  ---------  ---------  ---------  ---------
EBITDA....................................................  $    1,144  $  80,487  $  71,808  $  48,473  $  20,798
                                                            ----------  ---------  ---------  ---------  ---------
                                                            ----------  ---------  ---------  ---------  ---------

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998

    Gross billings for the six months ended June 30, 1999 were $881.4 million, a net increase of $23.6 million or 2.8% from $857.8 million for the six months ended June 30, 1998. Total commissions and fees for the six months ended June 30, 1999 were $343.1 million, an increase of $31.1 million or 10.0% from $312.0 million in the comparable six months of 1998. Recruitment commissions and fees were $91.9 million for the six months ended June 30, 1999 compared with $91.6 million for the six months ended June 30, 1998, an increase of $0.3 million or 0.4%. This increase was primarily due to a reduction in discounts given to clients and an increase in creative and collateral business (such as: campaign development, referral & retention programs, multi-media presentations, brochures and posters) for existing clients, growth from new and existing clients in Continental Europe and acquisitions, offset by a decline in client spending, reflecting a decline in print media advertising in the United States and the United Kingdom. Yellow page commissions and fees were $51.0 million for the six months ended June 30, 1999, an increase of $0.6 million or 1.1% from $50.4 million for the comparable six months in 1998. This increase was due to increases in client spending, new clients and acquisitions. Search & selection commissions and fees were $124.4 million a decrease of $7.4 million or 5.6% from $131.8 million for the comparable six months of 1998, due primarily to a decrease in commissions and fees at LAI, partially offset by increases in commissions and fees from acquisitions in Continental Europe. Internet commissions and fees for the six months ended June 30, 1999 were $46.3 million, an increase of 143.3% or $27.3 million as compared with $19.0 million for the six months ended June 30, 1998. The increase in Internet commissions and fees from the June 1998 period to the June 1999 period, is due to: (i) an increasing acceptance of our Internet services and products from existing clients, new clients and Internet users, (ii) price increases on certain products, (iii) increases in the services and content available on our Websites, (iv) expansion into certain European markets and (v) the benefits of strategic alliances with other Internet service and content providers. Temporary contracting commissions and fees were $29.4 million, up $10.2 million or 53.3% from $19.2 million for the period ended June 30, 1998. The increase reflects a greater number of contractors placed due to increased marketing efforts and greater needs for information technology personnel and executives, which generate fees that are higher than for general and support staff.

    Total operating expenses for the six months ended June 30, 1999 were $340.6 million, compared with $278.9 million for the same period in 1998. The increase of $61.7 million or 22.1% is primarily due to (a) $35.0 million in higher operating costs to support expanding Internet operations and marketing efforts

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS (CONTINUED)
by LAIcompass, (b) $9.0 million in merger & integration costs related to acquisitions accounted for as pooling of interests, (c) $9.5 million for search & selection, (d) $6.9 million for temporary contracting, reflecting growth, (e) $2.1 million for recruitment advertising and (f) $2.8 million in restructuring expenses for the closings of LAI's offices in Hong Kong and London, England partially offset by a $3.6 million reduction for yellow page advertising.

    Salaries and related costs for the six months ended June 30, 1999 were $208.8 million or 60.9% of total commissions and fees, compared with $182.4 million or 58.4% of total commissions and fees for the same period in 1998. The increase of $26.4 million or 14.5% is primarily due to added Internet staffing and compensation and acquisitions.

    Office and general expenses for the six months ended June 30, 1999 were $111.8 million or 32.6% of total commissions and fees compared with $88.0 million or 28.2% of total commissions and fees for the same period in 1998. The increase of $23.8 million or 27.1% is primarily due to higher marketing costs for our Internet operations, including the marketing of LAIcompass' search and selection related Internet services by LAIcompass, partially offset by reductions in infrastructure costs related to recruitment advertising, reflecting increased economies of scale.

    Merger & integration costs for the six months ended June 30, 1999 were $11.5 million, the majority of which were related to the M&B Merger, but also included $3.4 million for the merger with LAI, and $1.9 million for the amortization of employee stay bonuses payable in shares of TMP common stock in connection with certain of the mergers consummated in 1998 and accounted for as poolings of interests. The merger & integration costs expensed for the six months ended June 30, 1998 of $2.5 million are related to the pooling of interests transaction with JSK and are comprised of $1.1 million for non-cash employee stay bonuses and $1.4 million of transaction related costs. The after tax effect of these charges on diluted earnings per share is $(0.21) and $(0.05) for the six months ended June 30, 1999 and 1998, respectively.

    Restructuring charges for the six months ended June 30, 1999 were $2.8 million or, on an after tax basis, $(0.04) per diluted share. These charges relate to LAI's plan to close its international offices in Hong Kong and London, England, and include $0.5 million for the write-off of leasehold improvements and fixed assets, $1.3 million for severance benefits payable to 24 employees and $1.0 million for consolidation of facilities related to the restructuring.

    As a result of the above, operating income for the six months ended June 30, 1999 was $2.5 million, a decrease of $30.6 million or 92.4% from $33.1 million for the comparable period last year.

    Net interest expense for the six months ended June 30, 1999 was $4.3 million, a decrease of $0.4 million or 9.1%, from $4.7 million for the comparable 1998 period. This decrease reflects lower interest rates and borrowing costs resulting from the financing agreement entered into by the Company on November 5, 1998, partially offset by increased borrowings.

    Taxes on income for the six months ended June 30, 1999 were $0.3 million on a $1.8 million pre-tax loss, resulting in an effective tax rate of (18.0)% compared with a tax expense of $11.6 million on a $28.0 million pre-tax profit, resulting in an effective tax rate of 41.4%, for the same period last year. The $11.3 million decrease in taxes for the six months ended June 30, 1999 as compared with the 1998 period, reflects the $29.8 million decline in pretax results from the 1998 period to the 1999 period and the inability to record a tax benefit on a significant portion of the 1999 merger costs, because such items are not deductible for tax.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS (CONTINUED)
    Minority interests in consolidated earnings for the six months ended June 30, 1999 were $107 thousand compared with a loss of $1 thousand for the six months ended June 30, 1998. Equity in losses of affiliates, which reflects losses associated with the real estate advertising company in which the Company holds a minority interest, was a loss of $0.2 million for the six months ended June 30, 1999 and 1998.

    As a result of all of the above, the net loss available to common and Class B common stockholders for the six months ended June 30, 1999 was $2.4 million, a decrease of $18.6 million from the net income of $16.2 million for the six months ended June 30, 1998. On a diluted per share basis, the net income (loss) available to common and Class B common stockholders for the six months ended June 30, 1999 was $(0.06), a decrease of $0.48 or 114.3% from $0.42 for the comparable 1998 period.

THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    Gross billings for the year ended December 31, 1998 were $1,730.7 million, a $307.3 million or 21.6% increase when compared to gross billings of $1,423.4 million for the year ended December 31, 1997. This increase in gross billings resulted primarily from acquisitions in recruitment advertising and growth in our temporary contracting and Internet businesses.

    Total commissions and fees for the year ended December 31, 1998 were $637.5 million, an increase of $119.0 million or 23.0% from $518.5 million for the year ended December 31, 1997. Recruitment advertising commissions and fees were $177.8 million for the year ended December 31, 1998 compared with $134.3 million for the year ended December 31, 1997, an increase of $43.5 million or 32.4%. This increase was primarily due to acquisitions, which contributed approximately $25.1 million, and approximately $21.4 million from increased client spending and new clients partially offset by client losses and a decrease in foreign currency translation rates, which had a negative effect of approximately $3.0 million. Yellow page commissions & fees were $106.5 million for the year ended December 31, 1998 compared with $103.9 million for the year ended December 31, 1997, an increase of 2.4% or $2.6 million due primarily to acquisitions. Search & selection commissions & fees were $256.1 million compared with $219.5 million for the year ended December 31, 1997, an increase of $36.6 million or 16.7%, due primarily to acquisitions and increased business from existing clients and new clients. Internet commissions & fees for the year ended December 31, 1998 were $50.2 million, an increase of 157.6% or $30.7 million from $19.5 million for the year ended December 31, 1997. The increase in Internet commissions & fees is due to (i) an increasing acceptance of our Internet services and products from existing clients and Internet users, (ii) the benefits of TMP's marketing campaign, (iii) increases in the service and content available on our Websites,
(iv) expansion into certain European markets and (v) price increases on certain products. Temporary contracting commissions & fees increased to $47.0 million from $41.3 million, an increase of $5.7 million or 13.8%. This increase is primarily due to a greater number of temporary contract workers placed during 1998 as compared with the prior period, and reflects growth in the executive temporary contracting business, and to a lesser extent growth for clerical and support staff.

    Total operating expenses for the year ended December 31, 1998 were $597.6 million, compared with $459.8 million for 1997. The increase of $137.8 million or 30.0% is due primarily to acquisitions and internal growth, together with the addition of $22.4 million for merger & integration costs related to pooling of interests transactions and $3.5 million in restructuring charges for the closing of LAI's London, England and Hong Kong offices.

    Salaries and related costs for the year ended December 31, 1998 were $374.9 million or 58.8% of total commissions and fees, compared with $304.0 million or 58.6% of total commissions & fees for the same period in 1997, representing an increase of $70.9 million or 23.3%. This increase reflects acquisitions in search & selection and recruitment advertising and from Internet operations.

    Office and general expenses increased $37.9 million to $185.3 million for the year ended December 31, 1998, as compared with $147.4 million for the prior period primarily due to acquisitions and added marketing and other expenses to grow our Internet businesses. As a percent of total commissions and fees, office and general expenses increased to 29.1% for the year ended December 31, 1998 from 28.4% for the year ended December 31, 1997.

    Restructuring charges for the year ended December 31, 1998 were $3.5 million or, on an after tax basis, $(0.05) per diluted share and relate to LAI's plan to close its international offices in London, England and Hong Kong. These charges include $1.1 million for severance, and $2.4 million for the write-off of leasehold improvements and other costs to close these facilities.

    In connection with the 1998 Mergers and the M&B Merger, we expensed merger & integration costs of $22.4 million for the year ended December 31, 1998, consisting of (1) $11.9 million of non-cash employee stay bonuses, which included (a) $3.6 million for the amortization for TMP shares set aside for key personnel of JSK and TCG, who must remain employees for a full year in order to earn such shares and (b) $8.3 million for TMP shares to key personnel of TASA and Stackig as employee stay bonuses, (2) $1.5 million of stay bonuses paid as cash to key personnel of one of the companies merged in 1998 and (3) $9.0 million of transaction related costs, including fees for legal, accounting and advisory services and the costs incurred for the subsequent registration of shares issued in the acquisitions. The after tax effect of this charge is $16.7 million or $(0.43) per diluted share. (See Notes 1 and 5 to the Company's Supplemental Consolidated Financial Statements included elsewhere herein.)

    Amortization of intangibles was $10.2 million for the year ended December 31, 1998 compared to $6.9 million for the year ended December 31, 1997. The increase is due to our continued growth through acquisitions. As a percentage of total commissions and fees, amortization of intangibles was 1.6% and 1.3% for the year ended December 31, 1998 and 1997, respectively.

    As a result of all of the above, operating income decreased $18.8 million to $39.9 million for the year ended December 31, 1998 as compared with operating income of $58.7 million for the year ended December 31, 1997 and, as a percent of total commissions and fees, operating income decreased to 6.3% from 11.3%.

    Net interest expense increased $1.3 million to $9.9 million for the year ended December 31, 1998 as compared to $8.6 million for the year ended December 31, 1997, reflecting a net increase in debt as a result of acquisitions and capital expenditures. In addition, the Company's effective interest rate was 10.8% for the year ended December 31, 1998 compared with 10.4% for the year ended December 31, 1997.

    Taxes on income decreased $6.1 million to $13.9 million for the year ended December 31, 1998 from $20.0 million for the year ended December 31, 1997 primarily due to lower pre-tax income. The effective tax rate for the year ended December 31, 1998 was 49.2% compared with 39.2% for the year ended December 31, 1997. The higher effective rate in 1998 reflects the inability to deduct for tax, certain costs associated with the 1998 Mergers and the M&B Merger.

    For the year ended December 31, 1998, equity in losses of affiliates was $396,000, reflecting losses at our minority owned real estate advertising affiliate, as compared with a $33,000 loss for the same period in 1997. Minority interests in consolidated earnings for the year ended December 31, 1998 were $28,000 compared with $296,000 for the year ended December 31, 1997.

    As a result of all of the above, the net income applicable to common and Class B common stockholders was $13.9 million for the year ended December 31, 1998, or $0.36 per diluted share, compared with net income of $30.5 million, or $0.84 per diluted share for the year ended December 31, 1997.

THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Gross billings for the year ended December 31, 1997 were $1,423.4 million, a $371.2 million or 35.3% increase when compared to gross billings of $1,052.2 million for the year ended December 31, 1996. The growth is primarily due to acquisitions in recruitment advertising, rate increases in yellow page advertising, increased clients and higher client spending for search & selection, and growing acceptance of the Company's Internet products.

    Total commissions & fees increased to $518.5 million for the year ended December 31, 1997 from $384.1 million for the year ended December 31, 1996, an increase of $134.4 million or 35.0%. This reflects increases, as compared to the prior year period, in commissions and fees for (a) recruitment advertising of $57.6 million or 75.3%, (b) yellow page advertising of $3.1 million or 3.0%, (c) search & selection of $49.1 million or 28.8%, (d) Internet of $12.5 million or 180.6% and (e) temporary contracting of $12.1 million or 41.3%. A substantial portion of the increase in commissions and fees for recruitment advertising was due to acquisitions, including $15.5 million from Austin Knight, acquired in August 1997, and the remainder was due to higher client spending and new clients. The increase in commissions and fees for yellow page advertising was due primarily to increased rates by the yellow page publishers and an acquisition, substantially offset by lower publisher incentives and the full year effect of accounts lost and resigned in 1996. The increase in commissions & fees for search & selection was primarily due to the healthy economy and related employment markets in the U.S. Fees derived from Internet were generated from job searches and recruitment advertising placed on the Internet, primarily on the Company's wholly owned websites monster.com and occ.com, and reflects the continued customer acceptance of our Internet products both from our existing clients as well as new clients and price increases on certain products. The increase in temporary contracting commissions and fees is due to expansion of the temporary contracting market in Australia.

    Salaries and related costs increased $76.9 million to $304.0 million for the year ended December 31, 1997 but as a percent of total commissions and fees, salaries and related costs decreased to 58.6% for the year ended December 31, 1997 from 59.2% for the year ended December 31, 1996. This $76.9 million increase was primarily due to additional staff required to service increased recruitment advertising billings, increased sales staffing for Internet, and generally higher salaries and related costs for search & selection operations.

    Office and general expenses increased $35.6 million to $147.4 million for the year ended December 31, 1997 as compared with $111.8 million for the prior period. This $35.6 million increase was primarily due to growth across all lines of business. However, as a percent of total commissions and fees, office and general expenses decreased to 28.4% for the year ended December 31, 1997 from 29.1% for the year ended December 31, 1996. This decrease was primarily due to
(1) consolidation of offices, which slowed the growth of office related expenses, (2) increased growth in recruitment advertising commissions and fees combined with the relatively fixed nature of some of these expenses and (3) increased temporary contracting commissions and fees which has relatively stable office and general expenses.

    Amortization of intangibles was $6.9 million for the year ended December 31, 1997 compared to $4.7 million for the year ended December 31, 1996. The increase is due to our continued growth through acquisitions. As a percentage of total commissions and fees, amortization of intangibles was 1.3% and 1.2%, respectively, for the years ended December 31, 1997 and 1996.

    For 1996, special compensation of $52.0 million consists of a non-cash, non-recurring charge that reflects the value of shares issued in connection with the acquisition of the minority interests in predecessors of the Company because the stockholders had received such shares for nominal or no consideration and, accordingly, were not considered to have made a substantive investment for their shares. The value of such shares was based on the per share initial public offering price of $14.00 for our Common Stock.

    As a result of the above, operating income for the year ended December 31, 1997 increased $70.4 million to $58.7 million as compared with an operating loss of $11.7 million for the year ended December 31, 1996 and as a percent of total commissions and fees increased to 11.3% from (3.0)% for the year ended December 31, 1996.

    Net interest expense decreased $5.9 million to $8.6 million for the year ended December 31, 1997 as compared to $14.5 million for the year ended December 31, 1996. This decrease in interest expense is due primarily to the repayment of a portion of the debt with the net cash proceeds of our initial public and supplemental offerings. In addition, in 1996 there was a $2.6 million non-cash, non-recurring charge to reflect, upon exercise of a warrant issued in connection with our financing agreement, the value of the stock issued at our initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued. Our effective interest rate was 10.4% for the year ended December 31, 1997 compared with 15.8% for the year ended December 31, 1996.

    Taxes on income increased $9.2 million to $20.0 million for the year ended December 31, 1997 from $10.8 million for the year ended December 31, 1996 primarily due to higher pre-tax income. The effective tax rate for the year ended December 31, 1997 was 39.2% compared with (40.6)% for the year ended December 31, 1996. The effective tax rate for 1997 was higher than the U.S. Federal statutory rate of 34.0% primarily due to nondeductible expenses of approximately $2.9 million and state taxes of $1.1 million. The effective tax rate for 1996 reflects a non-cash special compensation charge of $52.0 million, non-cash interest expense of $2.6 million and state taxes of $0.4 million, as well as our inability to offset profits at certain subsidiaries with losses incurred by others.

    As a result of all of the above, the net income applicable to common and Class B common stockholders was $30.5 million for the year ended December 31, 1997, or $0.84 per diluted share, compared with net loss of $38.3 million, or $(1.27) per diluted share for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal capital requirements have been to fund (i) acquisitions, (ii) working capital, (iii) capital expenditures and (iv) marketing and development of our Internet business. Our working capital requirements are generally higher in the quarters ending March 31 and June 30 during which payments to the major yellow page directory publishers are at their highest levels. We have met our liquidity needs over the last three years through (a) funds provided by operating activities, (b) equity offerings, (c) long-term borrowings, (d) capital leases and (e) vendor financing in 1996. In December 1996, we completed our initial public offering of an aggregate of 4,147,408 shares of Common Stock at a purchase price of $14.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Ladenburg Thalmann & Co. Inc. In the initial public offering, certain stockholders sold an additional aggregate of 652,592 shares of Common Stock. The net proceeds that we received from the initial public offering of $50.8 million were used to repay debt and, in early 1997, to pay down accounts payable and to redeem preferred stock. In September 1997, we completed a second public offering of an aggregate of 2,400,000 shares of Common Stock at a purchase price of $23.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., BT Alex Brown Incorporated, Montgomery Securities and Ladenburg Thalmann & Co. Inc. In addition, certain stockholders sold an aggregate of 1,600,000 shares of common stock in such offering. Our net proceeds from this offering of $63.4 million, including net repayment of borrowings of $12.2 million, paid to us by certain stockholders were used to repay debt. In 1998, LAI received $41.4 million in net proceeds from its second public offering. Such proceeds were used to support its international expansion, support enhancements to its technology-based infrastructure, acquire two search & selection companies and provide additional working capital.

    Our operating activities for the six months ended June 30, 1999 provided net cash of $9.2 million compared with cash provided of $9.0 million for the six months ended June 30, 1998. This increase of $0.2 million was primarily due to increases of $1.8 million in non-cash charges, $4.1 million in tax benefits from the exercise of employee stock options and a net increase of $13.5 million due to the decline in the use of cash for accounts receivable, work in process, prepaid and other assets substantially offset by the $18.6 million decrease in net income and a $10.1 million decrease in cash provided by accounts payable & accrued liabilities for the six months ended June 30, 1999 as compared to the six months ended June 30, 1998 and a $9.5 million increase in the effect of companies accounted for as poolings of interests in both the current period and the previous year. In addition, EBITDA was $20.8 million for the six months ended June 30, 1999 a decrease of $27.7 million or 57.1% from $48.5 million for the six months ended June 30, 1998. The decrease in EBITDA resulted from a $30.4 million decline in operating profits offset, in part by a $2.7 million increase in depreciation and amortization in 1999.

    Our investing activities for the six months ended June 30, 1999 used cash of $33.4 million compared with $73.1 million for the six months ended June 30, 1998, a $39.7 million decrease primarily due to the use in the 1998 period of $38.3 million to purchase short-term investments. In addition, capital expenditures decreased $0.7 million and payments for purchases of businesses, net of cash acquired, decreased $0.6 million, for the six months ended June 30, 1999 as compared to the same period in 1998.

    Our financing activities for the six month period ended June 30, 1999 provided net cash of $11.6 million, compared with $44.5 million for the six month period ended June 30, 1998. This decrease of $32.9 million is due primarily to the receipt of $41.4 million in proceeds from the offering of common stock by LAI during the six months ended June 30, 1998 and a $1.7 million increase in net repayments of debt under our line of credit and other borrowing arrangements for the six months ended June 30, 1999 compared to June 30, 1998. These amounts were offset by increases of $6.7 million in cash received from the exercise of employee stock options and a decrease of $3.5 million in dividends paid by pooled entities for the six months ended June 30, 1999 as compared to the same period in 1998.

    Net cash provided by operating activities for the years ended December 31, 1998, 1997 and 1996 was $56.2 million, $40.6 million and $32.1 million, respectively. The increase in cash of $15.6 million from operating activities for 1998 over 1997 was primarily due to an increase of $21.7 million in accounts payable, accrued expenses and other current liabilities, a $12.8 million increase in depreciation and amortization costs and $8.3 million for the utilization of our common stock to pay bonuses and a decrease of $3.6 million in accounts receivable, partially offset by decreases in net income of $16.7 million, $8.0 million in deferred income taxes and $6.4 million in prepaid and other assets. In addition, in 1998 we paid approximately $13.6 million for restructuring. Such amount was applied against a reserve set up during 1997 in connection with acquisitions accounted for using the purchase method. This reserve was increased in 1998 by a $3.5 million charge to earnings and by $10.1 million, with a corresponding increase to intangible assets, and reduced by payments of $13.6 million, leaving a restructuring reserve at December 31, 1998 of $16.7 million. (See Note 5 to the Company's Supplemental Consolidated Financial Statements included elsewhere herein.) The increase in cash from operating activities for 1997 over 1996 was primarily due to increased net income, after adding back the effect of non-cash charges in 1996, partially offset by higher payments of accounts payable, including amounts to substantially repay vendor financed payables.

    Net cash used in investing activities for the years ended December 31, 1998, 1997 and 1996 was $65.9 million, $89.4 million and $46.0 million, respectively. The $23.5 million decrease in 1998 as compared with 1997 was primarily due to $34.1 million less in payments for acquisitions, reflecting the use of company stock to make acquisitions of businesses, offset in part by $0.2 million more in capital expenditures and during 1997 our receipt of a net $11.4 million from the Principal Stockholder and certain other stockholders, who repaid borrowings with funds received primarily from their sale of shares included with our second public offering. Payments for businesses acquired using the purchase method of accounting, excluding $5.5 million in TMP stock, were $32.8 million in 1998, $66.9 million in 1997, of which

$47.2 million was for Austin Knight, and $31.3 million in 1996. Capital expenditures, primarily for computer equipment and furniture and fixtures, were $31.4 million, $31.2 million and $15.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. In addition, in 1997, we acquired certain transportation equipment and made capital improvements for a total of $6.8 million, replacing the transportation equipment sold during 1996 for $6.1 million, and simultaneously entered into a $7.8 million financing agreement to fund the purchase and provide additional operating funds. In December 1996, we sold certain transportation equipment for $6.1 million receiving a note for $2.7 million and retained $1.2 million in cash, after payment of related debt. We estimate that our expenditures for computer equipment and software, furniture and fixtures and leasehold improvements will be approximately $25.0 million for 1999.

    EBITDA was $71.8 million for the year ended December 31, 1998, a decrease of $8.7 million from $80.5 million for the year ended December 31, 1997. As a percentage of total commissions and fees, EBITDA decreased to 11.3% for the year ended December 31, 1998 from 15.5% for the year ended December 31, 1997. The decrease resulted primarily from the $18.0 million charge for merger costs ($22.4 million less $4.4 million in amortization of deferred compensation), which was 2.8% of total commissions and fees for the year ended December 31, 1998, offset, in part, by increased depreciation and amortization of $12.8 million. For the year ended December 31, 1997, EBITDA was $80.5 million, an increase of $79.4 million from $1.1 million for the year ended December 31, 1996. As a percent of total commissions and fees, EBITDA increased to 15.5% for the year ended December 31, 1997 as compared to 0.3% for the year ended December 31, 1996 due to a higher operating profit. For the year ended December 31, 1996, EBITDA was $1.1 million primarily due to the $52.0 million non-cash special compensation charge.

    Our financing activities include equity offerings, borrowings and repayments under our financing agreement and payments on (i) installment notes, principally to finance acquisitions, and (ii) capital leases. In the fourth quarter of 1996, we completed our initial public offering of 4,147,408 shares of Common Stock for net proceeds of $50.8 million and in the third quarter of 1997, we completed our second public offering of 2,400,000 shares of Common Stock for net proceeds of $51.2 million. With a portion of the proceeds received from our initial public offering in January 1997, we redeemed all of the shares of the cumulative preferred stock issued by a subsidiary, reported as a minority interest, and our previously issued preferred stock for approximately $3.1 million and $2.1 million, respectively. Such redemptions included approximately $100,000 each of premiums. Our financing activities provided net cash of $27.7 million, $75.2 million and $17.1 million in 1998, 1997 and 1996, respectively. In November, 1998 and 1997 we amended our financing agreement with our primary lender to provide for borrowings up to $175 million under a revolving credit facility. Such facility is used to finance our acquisitions and for working capital requirements. As of December 31, 1998, there was $97.7 million outstanding and approximately $77.3 million available under such facility. Our current interest rate under the agreement is LIBOR plus 75 basis points. In addition, we had secured lines of credit aggregating $49.0 million for LAI and our operations in Australia, France, Belgium and the Netherlands of which approximately $42.5 million was unused at December 31, 1998. Upon consummation of the merger with TMP, LAI's $25.0 million line of credit was eliminated by TMP. We believe we will be able to fund our short-term cash needs through funds from operations, our credit facilities in the United States, the United Kingdom, Canada and Australia and, to a lesser extent, equipment leases. The borrowings are secured by a lien on substantially all of our assets. In addition, the financing agreement contains certain covenants which restrict, among other things, our ability to borrow, pay dividends, acquire businesses, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios.

    At June 30, 1999 we had a $185 million committed line of credit from our primary lender pursuant to a revolving credit agreement. Of such line, at June 30, 1999, approximately $29.9 million was unused and accounts receivable as defined in the agreement was sufficient to allow draw down of the entire amount. As of the same date, LAI had an unused line of credit of $25.0 million, which was eliminated by TMP upon consummation of the merger with TMP. In addition, we have secured lines of credit aggregating $20.7 million for our operations in Australia, New Zealand, France, Belgium, Germany and the Netherlands of which approximately $9.6 million was unused at June 30, 1999.

    Cash and cash equivalents at June 30, 1999 were $60.4 million, an increase of $26.6 million from $33.8 million at June 30, 1998.

    Part of our acquisition strategy is to pay, over time, a portion of the purchase price of certain acquisitions through seller financed notes. Accordingly, such notes are included in long-term debt, are generally payable over five years and totaled $9.0 million at December 31, 1998.

    We intend to continue our acquisition strategy and marketing and promotion of our Internet business through the use of operating profits, borrowings against our long-term debt facility and seller financed notes. We believe that our anticipated cash flow from operations, as well as the availability of funds under our existing financing agreements and access to public equity and debt markets, will provide us with liquidity to meet our current foreseeable cash needs for at least the next year. However, if we determine that conditions are favorable, we would consider additional corporate equity or debt transactions.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of this standard did not have a material effect on our capitalization policy.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

YEAR 2000 ISSUE

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS

    Since early in 1999, we have been working to position TMP as Year 2000 ready before December 31, 1999. We have developed a comprehensive plan to deal with the Year 2000 issue and have engaged internal and external resources to focus on this effort. The plan is an evolving document as we continue to acquire and integrate companies throughout 1999. The plan is intended to achieve three basic objectives: to ensure that computer systems and other equipment function in the same manner after December 31, 1999 as it did before the century date change, to ensure that each business unit follows a consistent approach for assessment renovation, and validation of all IT and non-IT assets, and to track the status of all Year 2000 efforts. In addition to our internal assets, we are assessing and monitoring the Year 2000 readiness of our key vendors and service providers. We are also monitoring the readiness of public infrastructure service providers such as power, communications, and transportation providers.

    Our Year 2000 task force has conducted an inventory of and has developed testing procedures for all software and other systems that we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems used, a significant part of this effort will be to ensure that these third-party systems are Year 2000 ready. Our plan is to confirm this readiness by obtaining representations by these third parties that their products' are year 2000 ready and through specific testing of these systems. We have substantially completed this process as of the end of the third quarter of 1999 and plan to complete this process by the end of the fourth quarter. Until such testing is completed and such vendors and providers are contacted, we will not be able to completely evaluate whether our systems will need to be revised or replaced.

COSTS

    We expect to incur approximately $3.0 million, globally, during 1999 in connection with identifying, evaluating and addressing Year 2000 readiness issues. Most of these costs relate to time spent by employees and consultants in making our systems Year 2000 ready. Such costs are not expected to have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS

    While we are making every effort to address the Year 2000 issue, there are inherent risks. We are not currently aware of any Year 2000 readiness problems relating to our systems that would have a material adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix such problems. There can be no assurance that we will not discover Year 2000 readiness problems in our systems and equipment that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost commissions and fees, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 readiness issues in our internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    We are heavily dependent on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000 related disruption of the network, services or equipment that third-party vendors provide to us could cause our members and visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support, which in turn could materially and adversely affect our business, financial condition and results of operations.

    In addition, we cannot assure you that governmental agencies, utility companies, internet access companies, third party service providers and others outside of our control will be Year 2000 ready. The failure by such entities to be Year 2000 ready could result in a systemic failure beyond our control, such as a prolonged internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the internet or prevent users from accessing our websites which could have a material adverse effect on our business, results of operations and financial condition.

CONTINGENCY PLAN

    We are currently developing contingency plans for those systems and equipment which we consider at risk of not being Year 2000 ready at least four weeks before year-end. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent to which our contingency plans will be implemented. In addition, we are developing an event planning procedure to monitor the function of our global operations before, during and after the century date change.

FLUCTUATIONS OF QUARTERLY RESULTS

    Our quarterly commissions and fees are affected by the timing of yellow page directory closings which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications which may have an effect on our quarterly results. Our yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. Our quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter. However, the cyclicality in the economy and our clients' employment needs have an overriding impact on our quarterly results in recruitment advertising, search & selection and temporary contracting. (See Note 2 to the Company's Supplemental Consolidated Financial Statements included elsewhere herein.).

    The following table sets forth summary quarterly unaudited financial information for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997. Amounts have been restated to reflect the effect of the retroactive restatement for the Third Quarter 1999 Mergers: (in millions, except share and per share amounts).

                                                                                                    1999 QUARTERS
                                                                                               ------------------------
                                                                                                MARCH 31     JUNE 30,
                                                                                               -----------  -----------
Commissions and fees:
  Recruitment advertising....................................................................   $    45.6    $    46.3
  Yellow page advertising....................................................................        23.8         27.2
  Search & selection.........................................................................        61.5         63.0
  Internet...................................................................................        20.5         25.8
  Temporary contracting......................................................................        12.8         16.6
                                                                                               -----------  -----------
Total commissions and fees...................................................................   $   164.2    $   178.9
                                                                                               -----------  -----------
                                                                                               -----------  -----------
Operating income (loss)......................................................................   $    (2.2)   $     4.7
Net income (loss) applicable to common and Class B common stockholders.......................   $    (3.2)   $     0.8
Net income (loss) per common and Class B common share:
  Basic......................................................................................   $    (.08)   $     .02
  Diluted....................................................................................   $    (.08)   $     .02
Weighted average shares outstanding (in thousands):
  Basic......................................................................................      38,565       39,118
  Diluted....................................................................................      38,565       40,838

                                                                                    1998 QUARTERS
                                                                ------------------------------------------------------
                                                                 MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                                -----------  -----------  -------------  -------------
Commissions and fees:
  Recruitment advertising.....................................   $    45.8    $    45.7     $    42.4      $    43.9
  Yellow page advertising.....................................        23.3         27.1          32.1           23.9
  Search & selection..........................................        64.1         67.8          66.1           58.1
  Internet....................................................         8.0         11.0          13.7           17.5
  Temporary contracting.......................................         5.6         13.6          13.8           14.0
                                                                -----------  -----------       ------         ------
Total commissions and fees....................................   $   146.8    $   165.2     $   168.1      $   157.4
                                                                -----------  -----------       ------         ------
                                                                -----------  -----------       ------         ------
Operating income (loss).......................................   $    14.6    $    18.5     $    14.2      $    (7.4)
Net income (loss) applicable to common and Class B common
  stockholders................................................   $     7.2    $     9.0     $     6.4      $    (8.7)
Net income (loss) per common and Class B common share:
  Basic.......................................................   $     .19    $     .24     $     .17      $   (0.23)
  Diluted.....................................................   $     .19    $     .23     $     .16      $   (0.23)
Weighted average shares outstanding (in thousands):
  Basic.......................................................      37,663       37,990        38,053         38,098
  Diluted.....................................................      38,977       39,047        39,211         38,098

                                                                                    1997 QUARTERS
                                                                ------------------------------------------------------
                                                                 MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                                -----------  -----------  -------------  -------------
Commissions and fees:
  Recruitment advertising.....................................   $    27.7    $    30.8     $    35.4      $    40.4
  Yellow page advertising.....................................        21.9         25.1          30.6           26.3
  Search & selection..........................................        51.4         56.2          53.6           58.3
  Internet....................................................         4.0          4.7           5.0            5.8
  Temporary contracting.......................................         5.3         24.2           5.8            6.0
                                                                -----------  -----------       ------         ------
Total commissions and fees....................................   $   110.3    $   141.0     $   130.4      $   136.8
                                                                -----------  -----------       ------         ------
                                                                -----------  -----------       ------         ------
Operating income..............................................   $    15.4    $    15.1     $    16.6      $    11.6
Net income applicable to common and Class B common
  stockholders................................................   $     8.3    $     7.7     $     7.9      $     6.5
Net income per common and Class B common share:
  Basic.......................................................   $    0.24    $    0.22     $    0.22      $    0.17
  Diluted.....................................................   $    0.24    $    0.22     $    0.22      $    0.17
Weighted average shares outstanding (in thousands):
  Basic.......................................................      34,596       34,819        35,412         37,498
  Diluted.....................................................      35,039       35,445        36,089         38,137

    Earnings (loss) per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of the quarters may not equal the full year earnings (loss) per share amount, which reflects the weighted average effect on an annual basis. In addition, diluted earnings per share calculations for each quarter include the effect of stock options and warrants, when dilutive to the quarter.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    The following are the supplemental consolidated financial statements and exhibits of TMP Worldwide Inc. and Subsidiaries, which are filed as part of this report.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                                                                                                           PAGE NO.
                                                                                                          -----------
SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED):
Balance sheet as of June 30, 1999.......................................................................         F-2
Statements of operations for the six months ended June 30, 1999 and 1998................................         F-3
Statements of comprehensive income (loss) for the six months ended June 30, 1999 and 1998...............         F-4
Statement of stockholders' equity for the six months ended June 30, 1999................................         F-5
Statements of cash flows for the six months ended June 30, 1999 and 1998................................         F-6
Notes to supplemental consolidated condensed financial statements.......................................         F-7
SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants......................................................        F-18
Independent Auditor's Report to the Members of Morgan & Banks Limited...................................        F-19
Report of Independent Certified Public Accountants (with respect to LAI)................................        F-20
Balance sheets as of December 31, 1998 and 1997.........................................................        F-21
Statements of operations for the years ended December 31, 1998, 1997 and 1996...........................        F-22
Statements of comprehensive income (loss) for the years ended December 31, 1998, 1997 and 1996..........        F-23
Statements of stockholders' equity (deficit) for the years ended December 31, 1998, 1997 and 1996.......        F-24
Statements of cash flows for the years ended December 31, 1998, 1997 and 1996...........................        F-26
Notes to supplemental consolidated financial statements.................................................        F-27
Report of Independent Certified Public Accountants......................................................        F-62
Report of Independent Certified Public Accountants (with respect to LAI)................................        F-63
Supplemental Schedule II: Valuation and qualifying accounts for the years ended December 31, 1998, 1997
  and 1996..............................................................................................        F-64

    All other schedules are omitted because the required information is either inapplicable or is included in the supplemental consolidated financial statements or the notes thereto.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEET

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                                     JUNE 30,
                                                                                                       1999
                                                                                                 -----------------
ASSETS
Current assets:
  Cash and cash equivalents....................................................................  $          60,358
  Accounts receivable, net.....................................................................            383,831
  Work-in-process..............................................................................             20,349
  Prepaid and other............................................................................             28,182
                                                                                                 -----------------
    Total current assets.......................................................................            492,720
Property and equipment, net....................................................................             76,208
Deferred income taxes..........................................................................             21,654
Intangibles, net...............................................................................            248,651
Other assets...................................................................................             17,569
                                                                                                 -----------------
                                                                                                 $         856,802
                                                                                                 -----------------
                                                                                                 -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................................  $         301,691
  Accrued expenses and other liabilities.......................................................             96,844
  Accrued restructuring costs..................................................................             13,722
  Deferred commissions and fees................................................................             25,020
  Deferred income taxes........................................................................              2,201
  Current portion of long term debt............................................................             11,893
                                                                                                 -----------------
    Total current liabilities..................................................................            451,371
Long term debt, less current portion...........................................................            136,002
Other liabilities..............................................................................             17,063
                                                                                                 -----------------
    Total liabilities..........................................................................            604,436
                                                                                                 -----------------

Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000 shares; issued and outstanding: none....                 --
  Common stock, $.001 par value, authorized 200,000,000 shares; issued and outstanding:
    36,812,177 shares..........................................................................                 37
  Class B common stock, $.001 par value, authorized 39,000,000 shares; issued and outstanding:
    2,381,000..................................................................................                  2
  Additional paid-in capital...................................................................            289,495
  Other comprehensive loss.....................................................................             (3,048)
  Unamortized stock-based compensation.........................................................             (1,699)
  Deficit......................................................................................            (32,421)
                                                                                                 -----------------
Total stockholders' equity.....................................................................            252,366
                                                                                                 -----------------
                                                                                                 $         856,802
                                                                                                 -----------------
                                                                                                 -----------------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                                  SIX MONTHS
                                                                                                    ENDED
                                                                                                   JUNE 30,
                                                                                            ----------------------
                                                                                               1999        1998
                                                                                            ----------  ----------
Commissions and fees......................................................................  $  343,085  $  312,027
Operating expenses:
  Salaries and related costs..............................................................     208,822     182,357
  Office and general expenses.............................................................     111,848      87,973
  Merger & integration costs..............................................................      11,454       2,487
  Restructuring charges...................................................................       2,789          --
  Amortization of intangibles.............................................................       5,643       5,381
  CEO special bonus.......................................................................          --         750
                                                                                            ----------  ----------
  Total operating expenses................................................................     340,556     278,948
                                                                                            ----------  ----------
  Operating income........................................................................       2,529      33,079
                                                                                            ----------  ----------

Other expense:
  Interest expense, net...................................................................      (4,267)     (4,694)
  Other, net..............................................................................         (40)       (352)
                                                                                            ----------  ----------
    Total other expense, net..............................................................      (4,307)     (5,046)
                                                                                            ----------  ----------
Income (loss) before provision for income taxes, minority interests and equity in losses
  of affiliates...........................................................................      (1,778)     28,033
Provision for income taxes................................................................         319      11,619
                                                                                            ----------  ----------
Income (loss) before minority interests and equity in losses of affiliates................      (2,097)     16,414
Minority interests........................................................................         107          (1)
Equity in losses of affiliates............................................................        (200)       (174)
                                                                                            ----------  ----------
Net income (loss).........................................................................  $   (2,404) $   16,241
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Net income (loss) per common and Class B common share:
Basic.....................................................................................  $     (.06) $     0.43
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Diluted...................................................................................  $     (.06) $     0.42
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Weighted average shares outstanding:
Basic.....................................................................................      38,724      37,827
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Diluted...................................................................................      38,724      38,828
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

 SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                 SIX MONTHS ENDED
                                                                                                     JUNE 30,
                                                                                               --------------------
                                                                                                 1999       1998
                                                                                               ---------  ---------
Net income (loss)............................................................................  $  (2,404) $  16,241
Foreign currency translation adjustment......................................................         19        763
                                                                                               ---------  ---------
Comprehensive income (loss)..................................................................  $  (2,385) $  17,004
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                          CLASS B
                                                               COMMON STOCK            COMMON STOCK,
                                                             $.001 PAR VALUE          $.001 PAR VALUE       ADDITIONAL
                                                          ----------------------  ------------------------    PAID-IN
                                                           SHARES      AMOUNT      SHARES       AMOUNT        CAPITAL
                                                          ---------  -----------  ---------  -------------  -----------
Balance December 31, 1998...............................  35,834,234  $      36   2,381,000    $       2     $ 262,386
Issuance of common stock in connection with the exercise
  of options............................................    572,317           1          --           --         7,163
Issuance of common stock in connection with
  acquisitions..........................................    204,795          --          --           --         9,380
Issuance of common stock for matching contribution to
  401(k) plan...........................................     21,477          --          --           --           902
Issuance of common stock for employee stay bonuses......    159,923          --          --           --         5,133
Issuance of common stock for purchase of minority
  interest..............................................     19,431          --          --           --         1,210
Issuance of compensatory stock options..................         --          --          --           --            89
Tax benefit from the exercise of stock options..........         --          --          --           --         4,265
Forfeiture of stock based compensation due to departure
  of employees of pooled entity.........................         --          --          --           --        (1,033)
Pooled company losses included in both December 31, 1998
  and June 30, 1999.....................................         --          --          --           --            --
Foreign currency translation adjustment.................         --          --          --           --            --
Net income (loss).......................................         --          --          --           --            --
Dividends declared by pooled companies..................         --          --          --           --            --
                                                                                                      --
                                                          ---------         ---   ---------                 -----------
Balance, June 30, 1999..................................  36,812,177  $      37   2,381,000    $       2     $ 289,495
                                                                                                      --
                                                                                                      --
                                                          ---------         ---   ---------                 -----------
                                                          ---------         ---   ---------                 -----------


                                                               OTHER         UNAMORTIZED                   TOTAL
                                                           COMPREHENSIVE     STOCK-BASED               STOCKHOLDERS'
                                                               LOSS         COMPENSATION     DEFICIT      EQUITY
                                                          ---------------  ---------------  ---------  -------------
Balance December 31, 1998...............................     $  (3,067)       $  (2,732)    $ (31,715)   $ 224,910
Issuance of common stock in connection with the exercise
  of options............................................            --               --            --        7,164
Issuance of common stock in connection with
  acquisitions..........................................            --               --            --        9,380
Issuance of common stock for matching contribution to
  401(k) plan...........................................            --               --            --          902
Issuance of common stock for employee stay bonuses......            --               --            --        5,133
Issuance of common stock for purchase of minority
  interest..............................................            --               --            --        1,210
Issuance of compensatory stock options..................            --               --            --           89
Tax benefit from the exercise of stock options..........            --               --            --        4,265
Forfeiture of stock based compensation due to departure
  of employees of pooled entity.........................            --            1,033            --           --
Pooled company losses included in both December 31, 1998
  and June 30, 1999.....................................            --               --         3,784        3,784
Foreign currency translation adjustment.................            19               --            --           19
Net income (loss).......................................            --               --        (2,404)      (2,404)
Dividends declared by pooled companies..................            --               --        (2,086)      (2,086)

                                                               -------          -------     ---------  -------------
Balance, June 30, 1999..................................     $  (3,048)       $  (1,699)    $ (32,421)   $ 252,366

                                                               -------          -------     ---------  -------------
                                                               -------          -------     ---------  -------------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                  SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                                --------------------
                                                                                                  1999       1998
                                                                                                ---------  ---------
Cash flows from operating activities:
  Net income (loss)...........................................................................  $  (2,404) $  16,241
                                                                                                ---------  ---------
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Depreciation and amortization of property and equipment.....................................     10,950      9,192
  Amortization of intangibles and deferred costs..............................................      5,643      5,381
  Amortization of deferred compensation.......................................................      2,023      1,346
  Provision for doubtful accounts.............................................................      2,472      2,378
  Writedown of property and equipment by LAI..................................................      2,801         --
  Common stock issued for matching contribution to 401(k) plan................................        902        627
  CEO special bonus...........................................................................         --        750
  Minority interests..........................................................................        107         (1)
  Provision for deferred income taxes.........................................................     (2,897)       280
  Tax benefit from the exercise of employee stock options.....................................      4,265        181
  Other.......................................................................................         90        328
  Effect of companies accounted for as poolings of interests included in both the current
    period and the previous year..............................................................      6,899     (2,651)
Changes in assets and liabilities, net of effects of purchases of businesses:
  Increase in accounts receivable, net........................................................    (30,644)   (31,002)
  Increase in work-in process.................................................................     (1,524)    (5,647)
  Increase in prepaid and other...............................................................     (4,351)    (4,850)
  Increase in other assets....................................................................       (435)    (8,987)
  Increase in accounts payable and accrued liabilities........................................     15,322     25,446
                                                                                                ---------  ---------
    Total adjustments.........................................................................     11,623     (7,229)
                                                                                                ---------  ---------
    Net cash provided by operating activities.................................................      9,219      9,012
                                                                                                ---------  ---------
Cash flows from investing activities:
  Capital expenditures........................................................................    (14,897)   (15,621)
  Proceeds from sale of assets................................................................        297         --
  Advances & loan repayments to shareholders & officers of pooled companies...................       (625)      (194)
  Advances to affiliates......................................................................       (550)        --
  Payments for purchases of businesses, net of cash acquired..................................    (17,522)   (18,171)
  Purchases of investments by a pooled company................................................         --    (38,271)
  Investment in life insurance................................................................       (159)      (875)
  Other.......................................................................................         27        (15)
                                                                                                ---------  ---------
    Net cash used in investing activities.....................................................    (33,429)   (73,147)
                                                                                                ---------  ---------
Cash flows from financing activities:
  Payments on capitalized leases..............................................................     (2,028)    (1,823)
  Borrowings under lines of credit and proceeds from issuance of debt.........................    585,910    473,568
  Repayments under lines of credit and principal payments on debt.............................   (577,814)  (463,806)
  Proceeds from common stock offering of pooled company.......................................         --     41,411
  Cash received from the exercise of employee stock options...................................      7,164        453
  Dividends paid by pooled entities...........................................................     (1,858)    (5,390)
  Other.......................................................................................        181         88
                                                                                                ---------  ---------
    Net cash provided by financing activities.................................................     11,555     44,501
                                                                                                ---------  ---------
Effect of exchange rate changes on cash.......................................................        408     (1,164)
                                                                                                ---------  ---------
Net decrease in cash and cash equivalents.....................................................    (12,247)   (20,798)
Cash and cash equivalents, beginning of period................................................     72,605     54,591
                                                                                                ---------  ---------
Cash and cash equivalents, end of period......................................................  $  60,358  $  33,793
                                                                                                ---------  ---------
                                                                                                ---------  ---------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

       NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The supplemental consolidated condensed interim financial statements included herein have been prepared by TMP Worldwide Inc. ("TMP" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

    These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained herein. It is suggested that these supplemental consolidated condensed financial statements be read in conjunction with (1) the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and (2) its supplemental consolidated financial statements included elsewhere herein. The Company follows the same accounting policies in preparation of interim financial statements.

    Results of operations for the interim periods may not be indicative of annual results.

    For the period April 1, 1998 through August 31, 1999, we completed 18 mergers which were accounted for as poolings of interests. The seven that we completed prior to April 1, 1999 are Johnson, Smith & Knisely Inc. ("JSK"), TASA Holding AG ("TASA"), Stackig, Inc. ("Stackig"), Recruitment Solutions Inc., Sunquest L.L.C. d.b.a. The SMART Group and The Consulting Group (International) Limited ("TCG"), in 1998 (the "1998 Mergers"), and Morgan & Banks Limited ("M&B") in January 1999 (the "M&B Merger"), and we issued approximately 8.7 million shares of our common stock in exchange for all of the outstanding common stock of these seven companies. In addition, from April 1, 1999 through June 30, 1999, we completed pooling of interests mergers (the "Second Quarter 1999 Mergers"), with six companies, Interquest, Pty. Limited ("Interquest"), LIDA Advertising Inc. ("LIDA"), Maes & Lunau ("M&L"), IN2, Inc. ("IN2"), Lemming & LeVan, Inc. ("L&L"), and Yellow Pages Unlimited, Inc. ("YPU"), (the "Second Quarter 1999 Pooled Companies"). In connection with the Second Quarter 1999 Mergers we issued a total of 900,240 shares of TMP common stock in exchange for all of the outstanding stock of the Second Quarter 1999 Pooled Companies.

    Furthermore, from July 1, 1999 through August 31, 1999, we completed mergers with the five companies listed below (the "Third Quarter 1999 Pooled Companies"), which provided for the exchange of

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION (CONTINUED) all of the outstanding stock of such companies for a total of 2,153,457 shares of TMP common stock and which were accounted for as poolings of interests (the "Third Quarter 1999 Mergers").

                                    NATURE OF                REGION OF                            NUMBER OF TMP
ENTITY                              OPERATIONS              OPERATIONS        ACQUISITION DATE    SHARES ISSUED
- --------------------------  --------------------------  -------------------  ------------------  ---------------
Cameron-Newell              Recruitment advertising     North America        August 2, 1999            420,000
  Advertising, Inc.("CNA")

Brook Street Bureau (QLD)   Temporary contracting and   Pacific Rim          August 3, 1999            130,900
  Pty Ltd ("Brook St.")     search & selection

LAI Worldwide, Inc.         Search & selection          North America        August 26, 1999         1,059,821
  ("LAI")

Fox Advertising Inc.        Yellow page advertising     North America        August 30, 1999           129,640
  ("Fox")

Lampen Group Limited        Temporary contracting and   Pacific Rim &        August 31, 1999           413,096
  ("Lampen")                search & selection          United Kingdom

    Consequently, the Company's consolidated condensed financial statements have been retroactively restated as of June 30, 1999, and for the six months ended June 30, 1999 and 1998, to reflect the consummation of the Third Quarter 1999 Mergers. The supplemental consolidated condensed financial statements included herein give retroactive effect to the Third Quarter 1999 Mergers, which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations, comprehensive income (loss) and cash flows are presented as if the Third Quarter 1999 Pooled Companies had been consolidated for all periods presented. Furthermore, the Company's consolidated financial statements had previously been retroactively restated for the six months ended June 30, 1998 to reflect the consummation of the Second Quarter 1999 Mergers as well as the mergers with TASA Holdings AG ("TASA") on August 31, 1998, Stackig, Inc.("Stackig") on September 30, 1998, Recruitment Solutions, Inc. ("Recruitment Solutions") on October 2, 1998, SunQuest L.L.C., d.b.a. the SMART Group ("The SMART Group") on November 2, 1998, The Consulting Group (International) Limited ("TCG") on December 2, 1998 and Morgan & Banks Limited ("M&B") on January 28, 1999, which have been accounted for using the pooling of interests method. As a result, the supplemental consolidated condensed balance sheets, statements of operations, statements of comprehensive loss and statements of cash flows included herein are presented as if the combining companies had been consolidated for all periods presented. In addition, the supplemental consolidated condensed statement of stockholders' equity reflects the accounts of TMP as if the additional common stock issued in connection with the mergers had been issued for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements of the Company upon issuance of the financial statements for the period that includes the consummation of the Third Quarter 1999 Mergers.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION (CONTINUED)
    The presentation of Temporary Contracting Revenue and Costs has changed from that in the Form 8-K filed June 10, 1999. The amounts charged to clients for Temporary Contracting services are now reported after deducting the costs of the temporary contractor. The details for such amounts are (in thousands):

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                        ----------------------
                                                                           1999        1998
                                                                        ----------  ----------
Temporary Contracting Revenue.........................................  $  156,926  $  120,029
Temporary Contracting Costs...........................................     127,483     100,822
                                                                        ----------  ----------
Temporary Contracting Billings\Commissions & fees.....................  $   29,443  $   19,207
                                                                        ----------  ----------
                                                                        ----------  ----------

    Basic earnings per share assumes no dilution, and is computed by dividing income available to common and Class B common shareholders by the weighted average number of common and Class B common shares outstanding during each period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effects of common shares issuable upon exercise of stock options and warrants, and contingent shares. A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
Basic......................................................................     38,724     37,827
Effect of assumed conversion of stock options and other....................           *     1,001
                                                                             ---------  ---------
Diluted....................................................................     38,724     38,828
                                                                             ---------  ---------
                                                                             ---------  ---------

- ------------------------

*   Effect of diluted shares is anti-dilutive.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 2--NATURE OF BUSINESS AND CREDIT RISK

    The Company operates in five business segments: recruitment advertising, yellow page advertising, Internet, search & selection and temporary contracting. The Company earns commission income for selling and placing recruitment and yellow page advertising to a large number of customers in many different industries, fees for executive and mid-level search & selection services, fees for advertisements placed on its Internet Websites and other Internet related recruitment and advertising services and fees in connection with providing temporary contracting services. The Company operates principally throughout North America, the Pacific Rim, the United Kingdom and Continental Europe.

NOTE 3--BUSINESS ACQUISITIONS

ACQUISITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD

    During the period July 1, 1999 through August 31, 1999, the Company completed the following acquisitions which provided for the exchange of all the outstanding stock of each entity for shares of TMP common stock and are being accounted for as poolings of interests:

                                    NATURE OF                REGION OF                            NUMBER OF TMP
          ENTITY                    OPERATIONS              OPERATIONS        ACQUISITION DATE    SHARES ISSUED
- --------------------------  --------------------------  -------------------  ------------------  ---------------
Cameron-Newell              Recruitment advertising     North America        August 2, 1999            420,000
  Advertising, Inc.
  ("CNA")
Brook Street Bureau (QLD)   Temporary contracting and   Pacific Rim          August 3, 1999            130,900
  Pty Ltd ("Brook St.")     search & selection
LAI Worldwide, Inc.         Search & selection          North America        August 26, 1999         1,059,821
  ("LAI")
Fox Advertising Inc.        Yellow page advertising     North America        August 30, 1999           129,640
  ("Fox")
Lampen Group Limited        Temporary contracting and   Pacific Rim &        August 31, 1999           413,096
  ("Lampen")                search & selection          United Kingdom

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED)
    Commissions & fees, net income applicable to common and Class B common stockholders and net income (loss) per common and Class B common share of the combining companies, after giving retroactive effect to the pooling of interests transactions, are as follows:

                                                                   SIX MONTHS     SIX MONTHS
                                                                      ENDED          ENDED
                                                                  JUNE 30, 1999  JUNE 30, 1998
                                                                  -------------  -------------
COMMISSIONS & FEES
TMP, as previously reported on Form 10-Q........................   $   295,321    $   252,003
CNA.............................................................         6,072          4,867
LAI.............................................................        33,035         47,673
Brook St. ......................................................         1,390          1,193
Fox.............................................................         1,251          1,108
Lampen..........................................................         6,016          5,183
                                                                  -------------  -------------
TMP, as restated................................................   $   343,085    $   312,027
                                                                  -------------  -------------
                                                                  -------------  -------------

                                                                   SIX MONTHS     SIX MONTHS
                                                                      ENDED          ENDED
                                                                  JUNE 30, 1999  JUNE 30, 1998
                                                                  -------------  -------------
NET INCOME (LOSS) APPLICABLE TO COMMON AND CLASS B COMMON
  STOCKHOLDERS
TMP, as previously reported on Form 10-Q........................   $    12,587    $    11,745
CNA.............................................................           222            617
LAI.............................................................       (16,784)         2,369
Brook St........................................................           284            291
Fox.............................................................           209            149
Lampen..........................................................         1,078          1,070
                                                                  -------------  -------------
TMP, as restated................................................   $    (2,404)   $    16,241
                                                                  -------------  -------------
                                                                  -------------  -------------

                                                                   SIX MONTHS      SIX MONTHS
                                                                      ENDED           ENDED
                                                                  JUNE 30, 1999   JUNE 30, 1998
                                                                  -------------  ---------------
NET INCOME (LOSS) PER COMMON AND CLASS B COMMON SHARE
As previously reported on Form 10-Q:
  Basic.........................................................    $    0.34       $    0.33
  Diluted.......................................................    $    0.33       $    0.32
Restated:
  Basic.........................................................    $   (0.06)      $    0.43
  Diluted.......................................................    $   (0.06)      $    0.42

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED)
MERGER & INTEGRATION COSTS INCURRED WITH POOLING OF INTERESTS TRANSACTIONS

    In connection with pooling of interests transactions completed during 1998, the first six months of 1999 and, the merger with LAI, the Company expensed merger & integration costs of $11,454 for the six months ended June 30, 1999. The merger and integration costs for the six months ended June 30, 1999, consist of (1) $2,280 of non-cash employee stay bonuses, which included (a) $1,929 for the amortization of prepaid compensation of $5,986 which is being expensed over the eighteen months from April 1, 1998 to September 30, 1999, and will be paid with TMP shares set aside for certain JSK and TCG key personnel, who must remain employees of the Company for a full year in order to earn such shares and (b) $351 which is related to an option grant to employees of a pooled company and which represents the difference between the option exercise price and the stock price on the day the options were granted, (2) $4,649 of transaction related costs, including legal, accounting, printing and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions,
(3) $2,100 in separation costs for the Chief Operating Officer of LAI, who, in accordance with the terms of his employment agreement, chose to resign from LAI after the merger with TMP seemed likely, (4) $1,125 in office and staff integration costs, (5) approximately $800 for investment banking and legal fees incurred by LAI and (6) approximately $500 in licensing fees reserved by LAI for software made redundant by the merger.

    During the six months ended June 30, 1998, the Company expensed merger and integration costs of $2,487 which were related to the pooling of interests transaction with JSK and are comprised of transaction costs and the amortization of employee stay bonuses.

    The Company currently estimates that the merger & integration costs that will be expensed in the third quarter of 1999 will total between $30 million and $35 million. These costs are primarily associated with the Third Quarter 1999 Mergers and their integration with other TMP operations, most of which have been added to TMP as a result of recent mergers and acquisitions. These costs are comprised of transaction costs (such as advisory, legal and accounting fees, printing costs and costs incurred for the subsequent registration of shares in connection with the transactions), costs to eliminate redundant facilities and personnel, costs to integrate TMP's existing search & selection operations with those of LAI and M&B, separation pay in accordance with pre-existing contractual change in control provisions and non-cash items estimated to be between $20 million and $25 million. These non-cash items are primarily comprised of the charges associated with the accelerated vesting of employee stock and stock option grants and the write-offs of software and leasehold improvements. Furthermore, the Company anticipates that there will be additional future period merger & integration costs in connection with the Third Quarter 1999 Mergers. These costs are primarily related to severance and will be recorded when the associated integration plans are finalized.

ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD

    In addition to the pooling of interests transactions discussed above, in the six month period ended June 30, 1999, the Company completed twelve acquisitions using the purchase method of accounting: four search & selection companies, six recruitment advertising companies, one Internet company and one yellow page advertising company. The purchase of these acquisitions was approximately $35.3 million,

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED) including 204,795 shares of TMP common stock. Operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

    The summarized unaudited pro forma results of operations set forth below for the six month periods ended June 30, 1999 and 1998 and the year ended December 31, 1998 assume that the acquisitions in 1999 and 1998 occurred as of the beginning of the period.

                                                            SIX MONTHS ENDED
                                                                JUNE 30,          YEAR ENDED
                                                         ----------------------  DECEMBER 31,
                                                            1999        1998         1998
                                                         ----------  ----------  ------------
Commissions & fees.....................................  $  349,416  $  327,141   $  670,100
Net income (loss) applicable to common and Class B
  common stockholders..................................  $   (1,746) $   15,832   $   13,850
Net income (loss) per common and Class B common share:
  Basic................................................  $    (0.04) $     0.41   $     0.36
                                                         ----------  ----------  ------------
  Diluted..............................................  $    (0.04) $     0.40   $     0.35
                                                         ----------  ----------  ------------

    The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the periods presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

ACCRUED RESTRUCTURING COSTS

    In connection with the acquisitions made in 1997 and accounted for using the purchase method, the Company developed plans to restructure the operations of the acquired companies. Such plans involve the closure of certain offices of the acquired companies and the termination of certain management and employees. The objective of the plans is to create a single brand in the related markets in which the Company operates. The preliminary plans were finalized in July 1998. In addition, in 1999 LAI completed plans to close its London, England and Hong Kong offices and, in connection with these office closings,

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED) charged earnings for the six months ended June 30, 1999 for $2,789. The costs and liabilities of these plans include:

                                                     BALANCE                              BALANCE
                                                    12/31/98    ADDITIONS    PAYMENTS     6/30/99
                                                    ---------  -----------  -----------  ---------
Assumed obligations on closed leased facilities...  $   9,590   $     516    $  (1,125)  $   8,981
Consolidation of acquired facilities..............      2,745       1,035       (2,481)      1,299
Contracted lease payments exceeding current market
  costs...........................................        707          --          (69)        638
Severance, relocation and other employee costs....      1,952       1,238       (2,115)      1,075
Pension obligations...............................      1,753          --          (24)      1,729
                                                    ---------  -----------  -----------  ---------
Total.............................................  $  16,747   $   2,789    $  (5,814)  $  13,722
                                                    ---------  -----------  -----------  ---------
                                                    ---------  -----------  -----------  ---------

    Accrued liabilities for surplus property in the amount of $8,981 as of June 30, 1999 relate to 20 leased office locations of the acquired companies that were either unutilized prior to the acquisition date or were closed by June 30, 1999 in connection with the restructuring plans. The amount is based on the present value of minimum future lease obligations, net of sublease commissions and fees on existing subleases.

    Other costs associated with the closure of existing offices of acquired companies in the amount of $1,299 as of June 30, 1999, relate to the termination costs of contracts relating to billing systems, external reporting systems and other contractual agreements with third parties.

    Above market lease costs in the amount of $638 as of June 30, 1999 relate to the present value of contractual lease payments in excess of current market lease rates.

    Estimated severance payments, employee relocation expenses and other employee costs in the amount of $1,075 as of June 30, 1999 relate to estimated severance for terminated employees at closed locations, costs associated with employees to be transferred to continuing offices and other related costs. Employee groups affected include sales, service, administrative and management personnel at duplicate locations as well as duplicate corporate headquarters' management and administrative personnel. As of June 30, 1999 the accrual related to approximately 40 employees including senior management, sales, service and administrative personnel.

    Pension obligations in the amount of $1,729 were assumed in connection with the acquisition of Austin Knight.

    The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. Additional future costs incurred, resulting from revised plan actions occurring after June 30, 1999, in excess of the amounts previously recorded as goodwill will be charged to operations in the period in which they occur.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 4--SEGMENT AND GEOGRAPHIC DATA

    The Company is engaged in five lines of business: recruitment advertising, yellow page advertising, Internet, search & selection and temporary contracting. Operations are conducted in several geographic regions: North America, the Pacific Rim (primarily in Australia, New Zealand and Japan), the United Kingdom and Continental Europe. The following is a summary of the Company's operations by business segment and by geographic segment, for the six months ended June 30, 1999 and 1998.

                                                 RECRUITMENT  YELLOW PAGE              SEARCH &    TEMPORARY
                                                 ADVERTISING  ADVERTISING  INTERNET   SELECTION   CONTRACTING    TOTAL
                                                 -----------  -----------  ---------  ----------  -----------  ----------
INFORMATION BY BUSINESS SEGMENT
For the six months ended June 30, 1999
Commissions and fees
  Traditional sources..........................   $  91,904    $  50,982   $      --  $  124,443   $  29,443   $  296,772
  Internet.....................................       5,647        1,652      35,979       2,418         617       46,313
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Commissions and fees...........................      97,551       52,634      35,979     126,861      30,060      343,085
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Operating expenses:
  Salaries & related costs and office & general
    expenses...................................      81,151       33,310          --     129,539      22,566      266,566
  Internet expenses(A).........................       4,943        1,489      36,344      10,884(B)        444     54,104
  Restructuring charge.........................          --           --          --       2,789          --        2,789
  Merger & integration costs...................         198           30          --      10,623         603       11,454
  Amortization of intangibles..................       3,235        1,306         121         913          68        5,643
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Total operating expenses.......................      89,527       36,135      36,465     154,748      23,681      340,556
                                                 -----------  -----------  ---------  ----------  -----------  ----------

Operating income (loss):
  Traditional sources..........................       7,320       16,336          --     (19,421)      6,206       10,441
  Internet.....................................         704          163        (486)     (8,466)        173       (7,912)
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Operating income (loss)........................   $   8,024    $  16,499   $    (486) $  (27,887)  $   6,379        2,529
                                                 -----------  -----------  ---------  ----------  -----------
                                                 -----------  -----------  ---------  ----------  -----------
Other expense:
  Interest expense, net........................           *            *           *           *           *       (4,267)
  Other, net...................................           *            *           *           *           *          (40)
                                                                                                               ----------
Loss before provision for income taxes,
  minority interests and equity in losses of
  affiliates...................................           *            *           *           *           *   $   (1,778)
                                                                                                               ----------
                                                                                                               ----------

- ------------------------

(a)   Is comprised of salaries & related costs and office & general expenses.

(b) Includes $8,823 for the marketing of search & selection related Internet services offered by LAIcompass.

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                  NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 4--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

INFORMATION BY BUSINESS SEGMENT
   FOR THE SIX MONTHS ENDED                      RECRUITMENT  YELLOW PAGE              SEARCH &    TEMPORARY
       JUNE 30, 1998                             ADVERTISING  ADVERTISING  INTERNET   SELECTION   CONTRACTING    TOTAL
- -----------------------------------------------  -----------  -----------  ---------  ----------  -----------  ----------
Commissions and fees:
  Traditional sources..........................   $  91,552    $  50,410   $      --  $  131,824   $  19,207   $  292,993
  Internet.....................................       3,162        1,263      14,609          --          --       19,034
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Commissions and fees...........................      94,714       51,673      14,609     131,824      19,207      312,027
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Operating expenses:
  Salaries & related costs, office & general
    expenses and CEO special bonus.............      79,293       37,006          --     120,008      15,624      251,931
  Internet expenses (A)........................       3,768          755      14,626          --          --       19,149
  Merger & integration costs...................          --           --          --       2,487          --        2,487
  Amortization of intangibles..................       2,956        1,284         110         966          65        5,381
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Total operating expenses.......................      86,017       39,045      14,736     123,461      15,689      278,948
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Operating income (loss):
  Traditional sources..........................       9,303       12,120          --       8,363       3,518       33,304
  Internet.....................................        (606)         508        (127)         --          --         (225)
                                                 -----------  -----------  ---------  ----------  -----------  ----------
Operating income (loss)........................   $   8,697    $  12,628   $    (127) $    8,363   $   3,518       33,079
                                                 -----------  -----------  ---------  ----------  -----------
                                                 -----------  -----------  ---------  ----------  -----------
Other expense:
  Interest expense, net........................           *            *           *           *           *       (4,694)
  Other, net...................................           *            *           *           *           *         (352)
                                                                                                               ----------
Income before provision for income taxes,
  minority interests and equity in losses of
  affiliates...................................           *            *           *           *           *   $   28,033
                                                                                                               ----------
                                                                                                               ----------

- ------------------------

(a)   Is comprised of salaries & related costs and office & general expenses

*   Not allocated

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                  NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 4--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                                           UNITED    CONTINENTAL
             INFORMATION BY GEOGRAPHIC REGION                NORTH AMERICA   PACIFIC RIM   KINGDOM     EUROPE       TOTAL
- -----------------------------------------------------------  --------------  -----------  ---------  -----------  ----------
FOR THE SIX MONTHS ENDED:
June 30, 1999
  Commissions & fees.......................................   $    182,678    $  77,829   $  42,359   $  40,219   $  343,085
  Income (loss) before income taxes, minority interests and
    equity in losses of affiliates.........................   $    (16,543)   $   9,248   $  (1,645)  $   7,162   $   (1,778)

June 30, 1998
  Commissions & fees.......................................   $    178,986    $  59,160   $  47,685   $  26,196   $  312,027
  Income before income taxes, minority interests and equity
    in losses of affiliates................................   $     15,539    $   7,880   $     347   $   4,267   $   28,033

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    We have audited the accompanying supplemental consolidated balance sheets of TMP Worldwide Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of operations, comprehensive income
(loss), stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. The supplemental consolidated financial statements give retroactive effect to the merger of TMP Worldwide Inc. and Subsidiaries with Cameron-Newell Advertising Inc. on August 2, 1999, Brook Street Bureau (QLD) Pty Ltd on August 3, 1999, LAI Worldwide, Inc. on August 26, 1999, Fox Advertising, Inc. on August 30, 1999 and Lampen Group Limited on August 31, 1999, which have been accounted for as poolings of interests as described in Notes 1 and 5 to the supplemental consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Morgan & Banks Limited as of December 31, 1998 and March 31, 1998 and for the year ended December 31, 1998 and for each of the two years in the period ended March 31, 1998 which were combined with the Company's financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which financial statements reflect total assets of approximately $52.3 million and $54.4 million as of December 31, 1998 and March 31, 1998 and total commissions and fees of approximately $255.4 million, $174.4 million and $235.8 million for the year ended December 31, 1998 and for each of the two years in the period ended March 31, 1998, respectively. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Morgan & Banks Limited, is based solely on the report of the other auditor. We did not audit the financial statements of LAI Worldwide, Inc. and subsidiaries as of February 28, 1999 and 1998 and for each of the three years in the period ended February 28, 1999 which were combined with the Company's financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which financial statements reflect total assets of approximately $103.8 million and $88.9 million as of February 28, 1999 and 1998 and total commissions and fees of approximately $46.4 million, $61.8 million and $86.8 million for each of the three years in the period ended February 28, 1999, respectively. Those financial statements were audited by another auditor whose report has been furnished to us, and in our opinion, insofar as it relates to the amounts included for LAI Worldwide, Inc. and subsidiaries, is based solely on the report of the other auditor.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMP Worldwide Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the mergers referred to above, in conformity with generally accepted accounting principles.

                                                /s/ BDO SEIDMAN, LLP
                                     -----------------------------------------
                                                  BDO Seidman, LLP

New York, New York
September 20, 1999

                  INDEPENDENT AUDITOR'S REPORT TO THE MEMBERS
                           OF MORGAN & BANKS LIMITED

SCOPE

    We have audited the financial statements of Morgan & Banks Limited for the financial years ended 31 December 1998, 31 March 1998 and 31 March 1997. The financial statements include the consolidated accounts of the economic entity, comprising the company and the entities it controlled at the year's end or from time to time during the financial year. The company's directors are responsible for the preparation and presentation of these financial statements and the information they contain. We have conducted an independent audit of the financial statements and the information they contain in order to express an opinion on them to the members of the company.

    Our audit has been conducted in accordance with Australian Auditing Standards, which are substantially the same as generally accepted auditing standards in the United States of America, to provide reasonable assurance as to whether the financial statements are free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with Australian Accounting Standards and other mandatory professional reporting requirements and statutory requirements so as to present a view which is consistent with our understanding of the company's and the economic entity's financial position and the results of its operations and its cash flows.

    The audit opinion expressed in this report has been formed on the above basis.

AUDIT OPINION

    In our opinion, the financial statements of Morgan & Banks Limited are properly drawn up:

    (a) so as to give a true and fair view of the state of affairs as at 31 December 1998 and 31 March 1998, the profit for the financial years ended on 31 December 1998, 31 March 1998 and 31 March 1997 and the cash flows for the nine month period ended 31 December 1998, and the years ended 31 March 1998 and 31 March 1997, of the company and the economic entity;

    (b) in accordance with applicable Australian Accounting Standards and other mandatory professional reporting requirements.

/s/ Pannell Kerr Forster                       /s/ A.P. Whiting
- --------------------------------------------   --------------------------------------------
Pannell Kerr Forster                           A.P. Whiting
Chartered Accountants                          PARTNER
New South Wales Partnership
SYDNEY, 15 APRIL 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To LAI Worldwide, Inc:

    We have audited the accompanying consolidated balance sheets of LAI Worldwide, Inc. (a Florida corporation) and subsidiaries as of February 28, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LAI Worldwide, Inc. and subsidiaries as of February 28, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida
April 7, 1999

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                            ASSETS
Current assets:
  Cash and cash equivalents.............................................  $  72,605  $  54,591
  Accounts receivable, net..............................................    346,501    345,918
  Work-in-process.......................................................     18,569     15,903
  Prepaid and other.....................................................     30,932     21,011
                                                                          ---------  ---------
    Total current assets................................................    468,607    437,423
Property and equipment, net.............................................     72,729     60,357
Deferred income taxes...................................................     11,618      8,901
Intangibles, net........................................................    222,866    192,339
Other assets............................................................     18,896     14,259
                                                                          ---------  ---------
                                                                          $ 794,716  $ 713,279
                                                                          ---------  ---------
                                                                          ---------  ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................  $ 271,358  $ 242,770
  Accrued expenses and other current liabilities........................    105,918    118,278
  Accrued restructuring costs...........................................     16,747     16,801
  Deferred commissions and fees.........................................     13,945      8,491
  Deferred income taxes.................................................      4,000      8,669
  Current portion of long-term debt.....................................     16,148     16,960
                                                                          ---------  ---------
    Total current liabilities...........................................    428,116    411,969
Long-term debt, less current portion....................................    122,710    130,011
Other liabilities.......................................................     18,471      9,674
                                                                          ---------  ---------
    Total liabilities...................................................    569,297    551,654
                                                                          ---------  ---------
Minority interests......................................................        509        431
                                                                          ---------  ---------
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000 shares; issued
    and outstanding: none...............................................         --         --
  Common stock, $.001 par value, authorized 200,000,000 shares; issued
    and outstanding: 35,834,234 and 23,919,500 shares, respectively.....         36         24
  Class B common stock, $.001 par value, authorized 39,000,000 shares;
    issued and outstanding: 2,381,000 and 13,587,541 shares,
    respectively........................................................          2         14
  Additional paid-in capital............................................    262,386    200,128
  Other comprehensive loss..............................................     (3,067)    (1,144)
  Unamortized stock-based compensation..................................     (2,732)        --
  Deficit...............................................................    (31,715)   (37,828)
                                                                          ---------  ---------
    Total stockholders' equity..........................................    224,910    161,194
                                                                          ---------  ---------
                                                                          $ 794,716  $ 713,279
                                                                          ---------  ---------
                                                                          ---------  ---------

    See accompanying notes to supplemental consolidated financial statements

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
Commissions and fees..........................................  $ 637,516  $ 518,501  $ 384,057
                                                                ---------  ---------  ---------
Operating expenses:
  Salaries and related costs..................................    374,908    304,043    227,178
  Office and general..........................................    185,277    147,427    111,799
  Restructuring charges.......................................      3,543         --         --
  Merger & integration costs..................................     22,412         --         --
  Amortization of intangibles.................................     10,185      6,866      4,732
  Special compensation and CEO bonus..........................      1,250      1,500     52,019
                                                                ---------  ---------  ---------
    Total operating expenses..................................    597,575    459,836    395,728
                                                                ---------  ---------  ---------
    Operating income (loss)...................................     39,941     58,665    (11,671)
                                                                ---------  ---------  ---------
Other income (expense):
  Interest expense, net.......................................     (9,903)    (8,629)   (14,450)
  Other, net..................................................     (1,790)       878       (346)
                                                                ---------  ---------  ---------
                                                                  (11,693)    (7,751)   (14,796)
                                                                ---------  ---------  ---------
Income (loss) before provision for income taxes, minority
  interests and equity in earnings (losses) of affiliates.....     28,248     50,914    (26,467)
Provision for income taxes....................................     13,899     19,980     10,753
                                                                ---------  ---------  ---------
Income (loss) before minority interests and equity in earnings
  (losses) of affiliates......................................     14,349     30,934    (37,220)
Minority interests............................................         28        296      1,017
Equity in earnings (losses) of affiliates.....................       (396)       (33)       114
                                                                ---------  ---------  ---------
Net income (loss).............................................     13,925     30,605    (38,123)
Preferred stock dividend and redemption premium...............         --       (123)      (210)
                                                                ---------  ---------  ---------
Net income (loss) applicable to common and Class B common
  stockholders................................................  $  13,925  $  30,482  $ (38,333)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Net income (loss) per common and Class B common share:
  Basic.......................................................  $    0.37  $    0.86  $   (1.27)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
  Diluted.....................................................  $    0.36  $    0.84  $   (1.27)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Weighted average shares outstanding:
  Basic.......................................................     37,977     35,575     30,195
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
  Diluted.....................................................     38,880     36,196     30,195
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                 (IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1998       1997       1996
                                                                  ---------  ---------  ---------
Net income (loss)...............................................  $  13,925  $  30,605  $ (38,123)
Foreign currency translation adjustment.........................     (1,923)    (4,028)      (199)
                                                                  ---------  ---------  ---------
Comprehensive income (loss).....................................  $  12,002  $  26,577  $ (38,322)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                             CLASS B
                                                                 COMMON STOCK,            COMMON STOCK,
                                                                $.001 PAR VALUE          $.001 PAR VALUE      ADDITIONAL
                                                             ----------------------  -----------------------    PAID-IN
                                                              SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL
                                                             ---------  -----------  ----------  -----------  -----------
Balance, December 31, 1995.................................  14,960,978  $      15   14,787,541   $      15    $   6,925
  Stock repurchase agreements..............................         --          --           --          --        1,172
  Issuance of common stock for purchase of minority
    interests in subsidiaries..............................    205,581          --           --          --        1,727
  Issuance of common stock as compensation.................    142,740          --           --          --           20
  Repurchase and cancellation of common stock..............   (481,284)         --           --          --       (2,160)
  Issuance of common stock.................................  4,147,408           4           --          --       50,779
  Issuance of common stock in connection with the exercise
    of options.............................................     85,354          --           --          --          347
  Issuance of common stock in connection with exercise of
    warrant................................................    228,768          --           --          --        2,603
  Foreign currency translation adjustment..................         --          --           --          --           --
  Dividends on preferred stock.............................         --          --           --          --           --
  Special compensation.....................................         --          --           --          --       50,175
  Issuance of common stock in connection with
    acquisitions...........................................     58,892          --           --          --        1,139
  Shares issued in connection with a pooled company formed
    in 1996................................................    289,031           1           --          --           --
  Dividends declared by pooled companies...................         --          --           --          --           --
  Net loss.................................................         --          --           --          --           --
                                                             ---------         ---   ----------         ---   -----------
Balance, December 31, 1996.................................  19,637,468         20   14,787,541          15      112,727
  Issuance of common stock in connection with the exercise
    of options.............................................    104,621          --           --          --          659
  Tax benefit of stock options exercised...................         --          --           --          --          175
  Capital contribution from Principal Stockholder re: CEO
    bonus and other........................................         --          --           --          --        1,775
  Issuance of common stock in connection with
    acquisitions...........................................    135,028          --           --          --        3,136
  Issuance of common stock for purchase of an equity
    interest in a subsidiary...............................     61,848          --           --          --        1,000
  Conversion of Class B shares to shares of common stock...  1,200,000           1   (1,200,000)         (1)          --
  Issuance of common stock.................................  2,400,000           3           --          --       51,166
  Issuance of common stock for matching contribution to
    401(k) plan............................................     43,548          --           --          --          555
  Initial public offering of pooled entity.................    303,830          --           --          --       24,628
  Other issuance of common stock of pooled entity..........     33,157          --           --          --        4,307
  Foreign currency translation adjustment..................         --          --           --          --           --
  Dividend and redemption premium on preferred stock.......         --          --           --          --           --
  Dividends declared by pooled companies...................         --          --           --          --           --
  Net income...............................................         --          --           --          --           --
                                                             ---------         ---   ----------         ---   -----------
Balance, December 31, 1997.................................  23,919,500  $      24   13,587,541   $      14    $ 200,128
                                                             ---------         ---   ----------         ---   -----------
                                                             ---------         ---   ----------         ---   -----------


                                                                                                             TOTAL
                                                                  OTHER         UNAMORTIZED               STOCKHOLDERS
                                                              COMPREHENSIVE     STOCK-BASED                  EQUITY
                                                              INCOME (LOSS)    COMPENSATION     DEFICIT    (DEFICIT)
                                                             ---------------  ---------------  ---------  ------------
Balance, December 31, 1995.................................     $   3,083               --     $  (4,900)  $    5,138
  Stock repurchase agreements..............................            --               --            --        1,172
  Issuance of common stock for purchase of minority                                     --
    interests in subsidiaries..............................            --                             --        1,727
  Issuance of common stock as compensation.................            --               --            --           20
  Repurchase and cancellation of common stock..............            --               --            --       (2,160)
  Issuance of common stock.................................            --               --            --       50,783
  Issuance of common stock in connection with the exercise                              --
    of options.............................................            --                             --          347
  Issuance of common stock in connection with exercise of                               --
    warrant................................................            --                             --        2,603
  Foreign currency translation adjustment..................          (199)              --            --         (199)
  Dividends on preferred stock.............................            --               --          (210)        (210)
  Special compensation.....................................            --               --            --       50,175
  Issuance of common stock in connection with                                           --
    acquisitions...........................................            --                             --        1,139
  Shares issued in connection with a pooled company formed                              --
    in 1996................................................            --                             --            1
  Dividends declared by pooled companies...................            --               --       (10,703)     (10,703)
  Net loss.................................................            --               --       (38,123)     (38,123)
                                                                  -------          -------     ---------  ------------
Balance, December 31, 1996.................................         2,884               --       (53,936)      61,710
  Issuance of common stock in connection with the exercise                              --
    of options.............................................            --                             --          659
  Tax benefit of stock options exercised...................            --               --            --          175
  Capital contribution from Principal Stockholder re: CEO                               --
    bonus and other........................................            --                             --        1,775
  Issuance of common stock in connection with                                           --
    acquisitions...........................................            --                             --        3,136
  Issuance of common stock for purchase of an equity                                    --
    interest in a subsidiary...............................            --                             --        1,000
  Conversion of Class B shares to shares of common stock...            --               --            --           --
  Issuance of common stock.................................            --               --            --       51,169
  Issuance of common stock for matching contribution to                                 --
    401(k) plan............................................            --                             --          555
  Initial public offering of pooled entity.................            --               --            --       24,628
  Other issuance of common stock of pooled entity..........            --               --            --        4,307
  Foreign currency translation adjustment..................        (4,028)              --            --       (4,028)
  Dividend and redemption premium on preferred stock.......            --               --          (123)        (123)
  Dividends declared by pooled companies...................            --               --       (14,374)     (14,374)
  Net income...............................................            --               --        30,605       30,605
                                                                  -------          -------     ---------  ------------
Balance, December 31, 1997.................................     $  (1,144)              --     $ (37,828)  $  161,194
                                                                  -------          -------     ---------  ------------
                                                                  -------          -------     ---------  ------------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                  (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                             CLASS B
                                                                 COMMON STOCK,            COMMON STOCK,
                                                                $.001 PAR VALUE          $.001 PAR VALUE      ADDITIONAL
                                                             ----------------------  -----------------------    PAID-IN
                                                              SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL
                                                             ---------  -----------  ----------  -----------  -----------
Balance, December 31, 1997.................................  23,919,500  $      24   13,587,541   $      14    $ 200,128
  Issuance of common stock in connection with the exercise
    of options.............................................    209,949          --           --          --        1,494
  Issuance of common stock in connection with
    acquisitions...........................................    201,406          --           --          --        5,546
  Issuance of compensatory options.........................         --          --           --          --          295
  Redemption of common stock...............................   (287,352)         --           --          --         (668)
  Issuance of common stock for matching contribution to
    401(k) plan............................................     27,273          --           --          --          627
  Conversion of Class B common shares to common shares.....  11,206,541         12   (11,206,541)        (12)         --
  Issuance of common stock for employee stay bonuses.......    221,779          --           --          --        8,312
  Foreign currency translation adjustment..................         --          --           --          --           --
  Capital contribution by Principal Stockholder re: CEO
    bonus..................................................         --          --           --          --        1,250
  Second public offering of common stock by pooled
    entity.................................................    299,207          --           --          --       41,365
  Issuance of common stock for stock-based compensation of
    pooled entity..........................................     35,931          --           --          --        4,072
  Acquisition of treasury stock by pooled entity...........         --          --           --          --         (442)
  Tax benefit of stock options exercised...................         --          --           --          --          407
  Amortization of stock-based compensation of pooled
    entity.................................................         --          --           --          --           --
  Net income...............................................         --          --           --          --           --
  Earnings of companies pooled in second quarter of 1999
    included in both December 31, 1997 and 1998 income
    statements.............................................         --          --           --          --           --
  Pooled companies' earnings from August 1, 1997 to
    December 31, 1997 excluded from 1997 statement of
    operations.............................................         --          --           --          --           --
  Dividends declared by pooled companies...................         --          --           --          --           --
                                                             ---------         ---   ----------         ---   -----------
Balance, December 31, 1998.................................  35,834,234  $      36    2,381,000   $       2    $ 262,386
                                                             ---------         ---   ----------         ---   -----------
                                                             ---------         ---   ----------         ---   -----------


                                                                                                             TOTAL
                                                                  OTHER         UNAMORTIZED               STOCKHOLDERS
                                                              COMPREHENSIVE     STOCK-BASED                  EQUITY
                                                              INCOME (LOSS)    COMPENSATION     DEFICIT    (DEFICIT)
                                                             ---------------  ---------------  ---------  ------------
Balance, December 31, 1997.................................     $  (1,144)              --     $ (37,828)  $  161,194
  Issuance of common stock in connection with the exercise                              --
    of options.............................................            --                             --        1,494
  Issuance of common stock in connection with                                           --
    acquisitions...........................................            --                             --        5,546
  Issuance of compensatory options.........................            --               --            --          295
  Redemption of common stock...............................            --               --            --         (668)
  Issuance of common stock for matching contribution to                                 --
    401(k) plan............................................            --                             --          627
  Conversion of Class B common shares to common shares.....            --               --            --           --
  Issuance of common stock for employee stay bonuses.......            --               --            --        8,312
  Foreign currency translation adjustment..................        (1,923)              --            --       (1,923)
  Capital contribution by Principal Stockholder re: CEO                                 --
    bonus..................................................            --                             --        1,250
  Second public offering of common stock by pooled                                      --
    entity.................................................            --                             --       41,365
  Issuance of common stock for stock-based compensation of                       $  (3,900)
    pooled entity..........................................            --                             --          172
  Acquisition of treasury stock by pooled entity...........            --              592            --          150
  Tax benefit of stock options exercised...................            --               --            --          407
  Amortization of stock-based compensation of pooled                                   576
    entity.................................................            --                             --          576
  Net income...............................................            --               --        13,925       13,925
  Earnings of companies pooled in second quarter of 1999                                --
    included in both December 31, 1997 and 1998 income
    statements.............................................            --                         (2,309)      (2,309)
  Pooled companies' earnings from August 1, 1997 to                                     --
    December 31, 1997 excluded from 1997 statement of
    operations.............................................            --                            873          873
  Dividends declared by pooled companies...................            --               --        (6,376)      (6,376)
                                                                  -------          -------     ---------  ------------
Balance, December 31, 1998.................................     $  (3,067)       $  (2,732)    $ (31,715)  $  224,910
                                                                  -------          -------     ---------  ------------
                                                                  -------          -------     ---------  ------------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------
                                                                                    1998       1997       1996
                                                                                 ----------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)............................................................  $   13,925  $  30,605  $ (38,123)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization of property and equipment....................      19,545     14,407      9,332
    Amortization of intangibles................................................      10,185      6,866      4,732
    Amortization of deferred compensation in connection with employee stay
      bonuses..................................................................       4,351         --         --
    Provision for doubtful accounts............................................       5,891      3,845      3,322
    Write-off of fixed assets by pooled company................................       2,907         --         --
    Common stock issued for matching contribution to 401(k) plan and employee
      stay bonuses.............................................................       8,939        606         --
    Special compensation.......................................................          --         --     52,019
    Interest expense for shares issued upon exercise of warrant................          --         --      2,603
    Provision for deferred income taxes........................................      (1,709)     6,243      3,228
    CEO bonus and indemnity payment............................................       1,250      1,775         --
    Minority interests.........................................................          28        296      1,017
    Other......................................................................         784       (736)       706
    Effect of pooled companies' included in both December 31, 1998 and 1997....      (3,718)        --         --
    Effect of pooled company excluded from the periods presented...............         873         --         --
  Changes in assets and liabilities, net of effects from purchases of businesses:
    Increase in accounts receivable, net.......................................     (17,245)   (20,805)   (18,532)
    (Increase) decrease in work-in-process.....................................      (2,583)        42         68
    Increase in prepaid and other current assets...............................      (7,438)    (3,441)    (2,950)
    (Increase) decrease in other assets........................................      (2,510)      (152)       326
    Increase in accounts payable, accrued expenses and other current
      liabilities..............................................................      22,754      1,073     14,390
                                                                                 ----------  ---------  ---------
      Total adjustments........................................................      42,304     10,019     70,261
                                                                                 ----------  ---------  ---------
      Net cash provided by operating activities................................      56,229     40,624     32,138
                                                                                 ----------  ---------  ---------
Cash flows from investing activities:
  Payments pursuant to notes and advances to Principal Stockholder.............          --     (3,064)   (12,878)
  Repayments from Principal Stockholder........................................          --     14,477      7,994
  Capital expenditures.........................................................     (31,385)   (31,216)   (14,990)
  Payments for purchases of businesses, net of cash acquired...................     (32,845)   (66,901)   (31,302)
  Purchases of short term investments..........................................     (38,271)        --         --
  Sales of short term investments..............................................      39,047         --         --
  Investment in life insurance.................................................      (1,968)    (2,109)    (1,048)
  Proceeds from sale of assets.................................................         659         78      6,215
  Advances by pooled entities to officers and affiliates.......................      (1,107)      (955)       (10)
  Proceeds from life insurance.................................................          --        322         --
                                                                                 ----------  ---------  ---------
      Net cash used in investing activities....................................     (65,870)   (89,368)   (46,019)
                                                                                 ----------  ---------  ---------
Cash flows from financing activities:
  Payments on capitalized leases...............................................      (3,334)    (3,032)    (2,409)
  Borrowings under line of credit and proceeds from issuance of long-term
    debt.......................................................................   1,051,597    724,268    496,459
  Repayments under line of credit and principal payments on long-term debt.....  (1,055,422)  (705,172)  (516,042)
  Distribution to minority interests...........................................          --         --       (457)
  Net proceeds from stock issuance.............................................      41,563     76,579     51,985
  Cash received from the exercise of stock options.............................       1,494        846        344
  Repurchase of common stock...................................................          --        (77)      (348)
  Redemptions of minority interest and preferred stock (including premiums)....          --     (5,238)    (2,160)
  Dividends on preferred stock.................................................          --       (123)      (210)
  Dividends paid by pooled companies...........................................      (8,226)   (12,890)   (10,100)
                                                                                 ----------  ---------  ---------
      Net cash provided by financing activities................................      27,672     75,161     17,062
                                                                                 ----------  ---------  ---------
Effect of exchange rate changes on cash........................................         (17)      (260)      (159)
                                                                                 ----------  ---------  ---------
Net increase in cash and cash equivalents......................................      18,014     26,157      3,022
Cash and cash equivalents, beginning of year...................................      54,591     28,434     25,412
                                                                                 ----------  ---------  ---------
Cash and cash equivalents, end of year.........................................  $   72,605  $  54,591  $  28,434
                                                                                 ----------  ---------  ---------
                                                                                 ----------  ---------  ---------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    TMP Worldwide Inc. ("TMP" or the "Company") is the successor to businesses formerly conducted by TMP Worldwide Inc. and subsidiaries ("Old TMP"), Worldwide Classified Inc. and subsidiaries ("WCI"), McKelvey Enterprises, Inc. and subsidiaries ("MEI") and certain other entities under the control of Andrew J. McKelvey (the "Principal Stockholder"). Immediately prior to the reorganization, the Principal Stockholder owned 100% of the common stock of MEI (which owned approximately 86% of the common stock of Old TMP) and approximately 33% of the common stock of WCI. In addition to his approximately 33% ownership of WCI, the Principal Stockholder had voting proxy on the remaining outstanding shares of WCI.

    WCI was organized in 1993 to sell recruitment advertising. On December 9, 1996, Old TMP, which sells yellow page advertising, merged into MEI. Thereafter, WCI merged into MEI, MEI then merged into Telephone Marketing Programs Incorporated and MEI acquired the outstanding minority interest of a subsidiary (the "1996 Mergers"). Concurrent with the Mergers, Telephone Marketing Programs Incorporated changed its name to TMP Worldwide Inc.

    Due to the control of these companies by the Principal Stockholder, the companies have been consolidated on a retroactive basis in a manner similar to a pooling of interests, the interests previously owned by the Principal Stockholder are carried at predecessor basis, and in December 1996 (i) goodwill in the amount of approximately $1.6 million was recorded for the issuance of 271,278 shares of common stock of the Company to Old TMP stockholders who had been previously issued shares of Old TMP in exchange for their minority interests in certain operating subsidiaries in which they were original owners and, accordingly, were considered to have made a substantive investment, and is based on an initial public offering price of $14.00 per share, less approximately $2.2 million previously recorded on the issuance of these shares, and (ii) special compensation in the amount of approximately $52.0 million was recorded for the issuance of 3,584,790 shares of common stock of the Company to Old TMP, WCI and the MEI subsidiary stockholders in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the Principal Stockholder and, accordingly, were not considered to have made substantive investments for their minority shares, and is based on an initial public offering price of $14.00 per share. The minority stockholders of Old TMP had received compensation in lieu of their share of earnings of Old TMP in exchange for waiving their rights to such earnings, and WCI and the MEI subsidiary had cumulative losses. Accordingly, no amounts were attributable to these minority interests in the accompanying consolidated financial statements.

    In addition, in 1996, the Principal Stockholder sold or contributed to the Company his majority interests, and in one case a 49% interest, in five companies primarily engaged in yellow page and Internet-based advertising. Due to the element of common control of these companies, all of these transactions have been accounted for in a manner similar to a pooling of interests and each of the five companies has been included in the accompanying consolidated financial statements from their respective dates of acquisition by the Principal Stockholder.

    For the period April 1, 1998 through August 31, 1999, the Company completed 18 mergers which were accounted for as poolings of interests. They are the following: from April 1, 1998 to December 31, 1998: Johnson, Smith & Knisely Inc. ("JSK"), TASA Holding AG ("TASA"), Stackig, Inc. ("Stackig"), Recruitment Solutions Inc., Sunquest L.L.C. d.b.a. The SMART Group and The Consulting Group (International) Limited ("TCG"), (the "1998 Mergers"); in January 1999: Morgan & Banks Limited ("M&B") (the

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
"M&B Merger"); from April 1, 1999 to June 30, 1999: Interquest, Pty. Limited ("Interquest"), LIDA Advertising Inc. ("LIDA"), Maes & Lunau ("M&L"), IN2, Inc. ("IN2"), Lemming & LeVan, Inc. ("L&L"), and Yellow Pages Unlimited, Inc. ("YPU"), (the "Second Quarter 1999 Pooled Companies") (the "Second Quarter 1999 Mergers"). In connection with all of the above pooling of interest transactions, in exchange for all of the outstanding stock of such companies, the Company issued a total of 9.6 million shares of TMP common stock.

    Furthermore, from July 1, 1999 through August 31, 1999, the Company completed mergers with the five companies listed below (the "Third Quarter 1999 Pooled Companies"), which provided for the exchange of all the outstanding stock of each entity for shares of TMP's common stock and which were accounted for as poolings of interests (the "Third Quarter 1999 Mergers").

                                     NATURE OF               REGION OF                            NUMBER OF TMP
ENTITY                               OPERATIONS             OPERATIONS       ACQUISITION DATE     SHARES ISSUED
- ---------------------------  --------------------------  -----------------  -------------------  ---------------
Cameron-Newell Advertising,  Recruitment advertising     North America          August 2, 1999         420,000
  Inc. ("CNA")

Brook Street Bureau (QLD)    Temporary contracting and   Pacific Rim            August 3, 1999         130,900
  Pty Ltd ("Brook St.")      search & selection

LAI Worldwide, Inc. ("LAI")  Search & selection          North America         August 26, 1999       1,059,821

Fox Advertising Inc.("Fox")  Yellow page advertising     North America         August 30, 1999         129,640

Lampen Group Limited         Temporary contracting and   Pacific Rim and       August 31, 1999         413,096
  ("Lampen")                 search & selection          United Kingdom

    The consolidated financial statements of the Company reflect the effect of the 1996 Mergers, the 1998 Mergers, the M & B Merger, the Second Quarter 1999 Mergers and the Third Quarter 1999 Mergers, because such mergers have been accounted for as poolings of interests (see Note 5). Accordingly, the supplemental consolidated financial statements in the Company's Current Report on Form 8-K filed on June 10, 1999, which reflect the consummation of the Second Quarter 1999 Mergers, are hereby being retroactively restated to reflect the Third Quarter 1999 Mergers. As a result, the financial position, results of operations and statements of cash flows included herein are presented as if the combining companies had been consolidated for all periods presented and the supplemental consolidated statements of stockholders' equity reflect the accounts of TMP as if the additional common stock issued in connection with the Third Quarter 1999 Mergers had been issued for all periods presented. As required by generally accepted accounting principles, these supplemental consolidated financial statements will become the historical financial statements of the Company upon issuance of the financial statements for the period that includes the date of the Third Quarter 1999 Mergers.

    In the supplemental consolidated balance sheets, the balance sheets of TMP as of December 31, 1998 and 1997 have been combined with those of the Third Quarter 1999 Pooled Companies as of December 31,

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
1998 and 1997 except for the following: CNA, for which the balance sheet as of July 1997 is combined with that of TMP as of December 31, 1997; Brook St., for which the balance sheets as of June 30, 1999 and 1998, are combined with those of TMP as of December 31, 1998 and 1997, respectively; and LAI, for which the balance sheets as of February 28, 1999 and 1998 are combined with those of TMP as of December 31, 1998 and 1997, respectively.

    The supplemental consolidated statements of operations combine the results of TMP for each year in the three year period ended December 31, 1998 with those of the Third Quarter Pooled Companies for the same periods except for the following: CNA, for which the statement of operations for the years ended July 31, 1997 and 1996 are included in the Supplemental Consolidated Statements of Operations for the years ended December 31, 1997 and 1996, respectively; Brook St., for which the statements of operations for each year in the three year fiscal period ended June 30, 1999 are included in the Supplemental Consolidated Statements of Operations for the three years ended December 31, 1998, respectively; and LAI, for which the statements of operations for each year in the three year fiscal period ended February 28, 1999 are included in the Supplemental Consolidated Statements of Operations for each year ended December 31,1998, respectively. Consequently, the results of CNA for the period August 1, 1997 through December 31, 1997 are not included in the supplemental consolidated statements of operations. The effects on consolidated commissions and fees, net income and diluted earnings per share would have been $4.0 million, $0.9 million and $0.02, respectively. Furthermore, the results of Brook St. for the six months ended June 30, 1999 and the results of LAI for the two months ended February 28, 1999 are included in the Supplemental Consolidated Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 and the effects on both periods on (a) commissions and fees was approximately $11.1 million, (b) net income was a loss of approximately $3.8 million and (c) diluted earnings per share was $(0.10).

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The supplemental consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for using the equity method when the Company owns at least 20% but no more than 50% of such affiliates. Under the equity method, the Company records its proportionate share of profits and losses based on its percentage interest in earnings of companies 50% or less owned.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of commissions and fees and expenses during the reporting period. Actual results could differ from those estimates.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                                            YEARS
                                                                                            -----
Buildings and improvements.............................................................        8-32
Furniture and equipment................................................................        3-10
Transportation equipment...............................................................        5-18

    Leasehold improvements are amortized over their estimated useful lives or the lives of the related leases, whichever is shorter.

    Intangibles represent acquisition costs in excess of the fair value of net tangible assets of businesses purchased and consist primarily of the value of ongoing client relationships and goodwill. These costs are being amortized over periods ranging from three to thirty years on a straight-line basis.

LONG-LIVED ASSETS

    Long-lived assets, such as ongoing client relationships, goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. In connection with its office closings in London, England and Hong Kong, for the year ended 1998 LAI wrote off $2,907 of fixed assets. No other impairment losses have been incurred through December 31, 1998.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the other comprehensive loss account in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in other income (expense).

COMMISSIONS AND FEES RECOGNITION AND WORK-IN-PROCESS

    A significant portion of the Company's commissions and fees are derived from commissions for advertisements placed in telephone directories, newspapers and other media, plus associated fees for related services. In addition, the Company earns fees for the placement of advertisements on the Internet, including its career websites. Commissions and fees are generally recognized upon placement date for newspapers and other media and on publication close date for yellow page advertisements. The Company also earns fees for executive and mid-level search & selection services. Commissions and fees are recognized as clients are billed. Billings begin with the client's acceptance of a contract. For search, a retainer equal to 33 1/3% of a candidate's first year estimated annual cash compensation is billed in equal installments over three consecutive months (at which time, in general, the retainer has been substantially

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) earned). A final invoice is issued in the event that the candidate's actual compensation package exceeds the original estimate. For selection, a fee equal to between 20% and 30% of a candidate's first year estimated annual cash compensation is billed in equal installments over three consecutive months (the average length of time needed to successfully complete an assignment). Temporary contracting commissions and fees are recorded when earned.

    The presentation of Temporary Contracting Revenue and Costs has changed from that in the Form 8-K filed June 10, 1999. The amount charged to clients for Temporary Contracting services are now reported after deducting the costs of the temporary contractor. The details for such amounts are (in thousands):

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Temporary Contracting Revenue............................  $  258,393  $  227,627  $  163,337
Temporary Contracting Costs..............................     211,404     186,342     134,127
                                                           ----------  ----------  ----------
Temporary Contracting Billings/
  Commissions & fees.....................................  $   46,989  $   41,285  $   29,210
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The Company's quarterly commissions and fees are affected by the cyclical nature of its operating segments. The timing of yellow page directory closings is currently concentrated in the third quarter. However, yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The Company's yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. Amounts reported in the three months ended December 31, 1998, 1997 and 1996 for commissions on volume placements were $0.9 million, $2.2 million and $3.5 million, respectively. The Company's quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in recruitment advertising.

    Direct operating costs incurred that relate to future commissions and fees, principally for yellow page advertisements, are deferred (recorded as work-in-process in the accompanying consolidated balance sheets) and are subsequently charged to expense when the directories are closed for publication and the related commission is recognized as income.

INCOME TAXES

    The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

NATURE OF BUSINESS AND CREDIT RISK

    The Company operates in five business segments; yellow pages advertising, recruitment advertising, Internet, search & selection and temporary contracting. The Company earns commission income for

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) selling and placing yellow page and recruitment advertising to a large number of customers in many different industries, fees for executive and mid-level search & selection services, fees for advertisements placed on its Internet websites and commissions and fees in connection with the providing of temporary contracting services. The Company operates principally throughout North America, the United Kingdom, Continental Europe and the Pacific Rim.

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 became effective for financial statements for periods beginning after December 15, 1997. As required by SFAS No. 131, all periods presented have been restated.

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. For the most part, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

STOCK-BASED COMPENSATION

    The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

EARNINGS PER SHARE

    During 1997, the FASB issued SFAS No. 128, "Earnings per Share," which provides for the calculation of "basic" and "diluted" earnings per share. This Statement is effective for financial statements issued for periods ending after December 15, 1997. Basic earnings per share includes no dilution and is computed by

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants. As required by SFAS No. 128 all periods presented have been restated.

    A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

December 31, 1998:
  Basic.............................................................     37,977
  Effect of assumed exercise of stock options and other.............        903
                                                                      ---------
  Diluted...........................................................     38,880
                                                                      ---------
                                                                      ---------
December 31, 1997:
  Basic.............................................................     35,575
  Effect of assumed exercise of stock options.......................        621
                                                                      ---------
  Diluted...........................................................     36,196
                                                                      ---------
                                                                      ---------
December 31, 1996:
  Basic.............................................................     30,195
  Effect of assumed exercise of stock options.......................          *
                                                                      ---------
  Diluted...........................................................     30,195
                                                                      ---------
                                                                      ---------

- ------------------------

*   Effect of diluted shares is anti-dilutive.

STATEMENTS OF CASH FLOWS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

COMPREHENSIVE INCOME

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 in the first quarter of 1998. The only item of comprehensive income (loss) is foreign currency translation adjustments.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
POSTRETIREMENT BENEFITS

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 did not have a material impact on the Company's financial statement disclosures.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1. "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on its capitalization policy.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

NOTE 3--ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Trade.................................................................  $  351,482  $  345,257
Earned commissions(a).................................................      12,811      14,491
                                                                        ----------  ----------
                                                                           364,293     359,748
Less: Allowance for doubtful accounts.................................      17,792      13,830
                                                                        ----------  ----------
Accounts receivable, net..............................................  $  346,501  $  345,918
                                                                        ----------  ----------
                                                                        ----------  ----------

- ------------------------

(a) Earned commissions receivable represent commissions on advertisements that have not been published, and relate to yellow page advertisements only. Upon publication of the related yellow page directories, the earned commissions plus the related advertising cost at December 31, 1998 and 1997 are recorded as accounts receivable of $67,955 and $75,058, respectively, and the related advertising costs are recorded as accounts payable of $55,144 and $60,567, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 4--PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consists of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
Buildings and improvements..............................................  $   1,168  $   1,048
Furniture and equipment.................................................    106,497     87,078
Leasehold improvements..................................................     18,182     13,897
Transportation equipment................................................      9,531     10,098
Computer equipment......................................................      3,948      2,468
                                                                          ---------  ---------
                                                                            139,326    114,589
Less: Accumulated depreciation and amortization.........................     66,597     54,232
                                                                          ---------  ---------
  Property and equipment, net...........................................  $  72,729  $  60,357
                                                                          ---------  ---------
                                                                          ---------  ---------

    Furniture and equipment includes equipment under capital leases at December 31, 1998 and 1997 with a cost of $13,663 and $12,514, respectively, and accumulated amortization of $7,026 and $5,128, respectively.

    During 1997, the Company acquired certain transportation equipment and made capital improvements thereto for a total of $6,800 and simultaneously entered into a $7,800 financing agreement (see Note 9) to fund the purchase and provide additional funds.

NOTE 5--BUSINESS ACQUISITIONS

ACQUISITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD

    During the period of July 1, 1999 through August 31, 1999, the Company completed the following acquisitions which provided for the exchange of all of the outstanding stock of each entity for shares of TMP stock and are accounted for as poolings of interests (See Note 1):

                               NATURE OF                                                          NUMBER OF TMP
       ENTITY                  OPERATIONS            REGION OF OPERATIONS     ACQUISITION DATE    SHARES ISSUED
- ---------------------  --------------------------  ------------------------  ------------------  ---------------
CNA..................  Recruitment advertising     North America             August 2, 1999            420,000
Brook St. ...........  Temporary contracting and
                       search & selection          Pacific Rim               August 3, 1999            130,900
LAI..................  Search & selection          North America             August 26, 1999         1,059,821
Fox..................  Yellow page advertising     North America             August 30, 1999           129,640
Lampen...............  Temporary contracting and   Pacific Rim and United
                       search & selection          Kingdom                   August 31, 1999           413,096

    Commissions and fees, net income (loss) applicable to common and Class B common stockholders and net income (loss) per common and Class B common share of the combining companies for the three years ending December 31, are as follows:

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)

COMMISSIONS AND FEES                                                              1998        1997        1996
- -----------------------------------------------------------------------------  ----------  ----------  ----------
TMP revenue, as previously reported on Form 8-K filed June 10, 1999..........  $  699,429  $  589,866  $  431,525
Less: Temporary contracting costs............................................     175,133     155,133     110,408
                                                                               ----------  ----------  ----------
Commissions & fees...........................................................     524,296     434,733     321,117
CNA..........................................................................      10,518       7,056       4,859
Brook St.....................................................................       2,550       2,420       1,747
LAI..........................................................................      86,811      61,803      46,437
Fox..........................................................................       2,687       2,111       1,310
Lampen.......................................................................      10,654      10,378       8,587
                                                                               ----------  ----------  ----------
TMP, as restated.............................................................  $  637,516  $  518,501  $  384,057
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

NET INCOME (LOSS) APPLICABLE TO COMMON AND
  CLASS B COMMON STOCKHOLDERS                                                    1998        1997        1996
- ----------------------------------------------------------------------------  ----------  ----------  -----------
TMP, as previously reported on Form 8-K filed June 10, 1999.................  $   14,409  $   23,745  $   (39,167)
CNA.........................................................................         596         349          285
Brook St....................................................................         567         491          199
LAI.........................................................................      (4,238)      3,880         (567)
Fox.........................................................................         560         529         (109)
Lampen......................................................................       2,031       1,488        1,026
                                                                              ----------  ----------  -----------
TMP, as restated............................................................  $   13,925  $   30,482  $   (38,333)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

NET INCOME (LOSS) PER COMMON AND CLASS B COMMON SHARE                            1998        1997        1996
- ----------------------------------------------------------------------------  ----------  ----------  -----------
As previously reported on Form 8-K filed June 10, 1999:
  Basic.....................................................................  $     0.40  $     0.70  $     (1.37)
  Diluted...................................................................  $     0.39  $     0.69  $     (1.37)
Restated:
  Basic.....................................................................  $     0.37  $     0.86  $     (1.27)
  Diluted...................................................................  $     0.36  $     0.84  $     (1.27)

MERGER & INTEGRATION COSTS INCURRED WITH POOLING OF INTERESTS TRANSACTIONS

    In connection with the poolings of interests transactions completed during 1998 and the M&B Merger, (see Note 1), the Company expensed merger & integration related costs of $22,412. The $22,412 of merger & integration costs for the year ended December 31, 1998 consists of (1) $11,934 of non-cash employee stay bonuses, which included (a) $3,622 for the amortization of $5,986, recorded as prepaid compensation and a corresponding long-term liability, being expensed over the eighteen months from April 1, 1998 to September 30, 1999 for TMP shares set aside for key personnel of JSK and TCG who must remain employees of the Company for a full year in order to earn such shares and (b) $8,312 for TMP shares to key personnel of TASA and Stackig as employee stay bonuses and (2) $1,461 of stay bonuses paid as cash to key personnel of the 1998 Pooled Companies and (3) $9,017 of transaction related costs,

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED) including legal, accounting and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions.

    The Company currently estimates that the merger & integration costs that will be expensed in the third quarter of 1999 will total between $30 million and $35 million. These costs are primarily associated with the Third Quarter 1999 Merger and their integration with other TMP operations most of which have been added to TMP as a result of mergers and acquisitions. These costs are comprised of transaction costs (such as advisory, legal and accounting fees, printing costs and costs incurred for the subsequent registration of shares in connection with the transactions), costs to eliminate redundant facilities and personnel, costs to integrate TMP's existing search & selection operations with those of LAI and M&B, separation pay in accordance with pre-existing contractual change in control provisions and non-cash items estimated to be between $20 million and $25 million. These non-cash items are primarily comprised of the charges associated with the accelerated vesting of employee stock and stock option grants and the write-offs of software and leasehold improvements. Furthermore, the Company anticipates that there will be additional future period merger & integration costs in connection with the Third Quarter 1999 Mergers. These costs are primarily related to severance and will be recorded when the associated integration plans are finalized.

ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD

    In addition to the poolings of interest transactions discussed above, the Company has acquired 41 businesses (primarily recruitment advertising businesses) between January 1, 1996 and December 31, 1998 including, on August 26, 1997, all of the outstanding stock of Austin Knight Limited and subsidiaries ("Austin Knight") for approximately $47,200 net of approximately $11,500 of cash acquired relating to the sale, in July 1997, of real property by Austin Knight and on July 2, 1996, all of the outstanding shares of Neville Jeffress Australia Pty Limited ("Neville Jeffress"). Austin Knight had commissions and fees of approximately $47,600 for the year ended September 30, 1996, and Neville Jeffress had commissions and fees of approximately $24,000 for the year ended June 30, 1996. The total amount of cash paid and promissory notes and Common Stock of the Company issued for these acquisitions was approximately $30,668, $74,500 and $25,400 for 1998, 1997 and 1996, respectively. The shares of Common Stock issued by the Company in connection with certain of the above mentioned acquisitions were 200,753 and 135,028 for 1998 and 1997, respectively. These acquisitions have been accounted for under the purchase method of accounting and accordingly, operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

    On February 27, 1998, LAI completed the acquisition of Ward Howell International, Inc. ("WHI"). The purchase price was approximately $19,500 including $7,600 in notes payable and approximately $3,050 in LAI common stock. The remaining $8,850 of the purchase consideration was payable to the former WHI stockholders as of February 28, 1998 and is accrued for in the accompanying balance sheets. The acquisition was accounted for as a purchase with goodwill being recognized for the excess of the purchase amount over the fair market value of the assets acquired.

    On January 2, 1998, LAI acquired Chartwell Partners International, Inc. ("CPI"). The acquisition cost was approximately $3,100 and consisted of approximately $1,400 in cash, a $1,250 convertible subordinated note payable and $400 of LAI common stock. The acquisition was accounted for as a purchase with goodwill being recognized for the excess of the purchase amount over the fair value of the assets acquired.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)
The convertible subordinated note is payable in three equal installments, plus accrued interest and bears interest at 6.75%. The subordinated note is convertible into shares of common stock at each anniversary at prices specified in the asset purchase agreement.

    The summarized unaudited pro forma results of operations set forth below for the years ended December 31, 1998 and 1997 assume the acquisitions accounted for under the purchase method in 1998 and 1997 occurred as of the beginning of the year of acquisition and the beginning of the preceding year.

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Total commissions and fees............................................  $  649,259  $  611,896
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income applicable to common and Class B common stockholders.......  $   13,556  $   31,834
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income per common and Class B common share:
  Basic...............................................................  $      .35  $      .89
  Diluted.............................................................  $      .35  $      .87

    The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the years presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

ACCRUED RESTRUCTURING COSTS

    In connection with the acquisitions made in 1997 and accounted for using the purchase method, the Company began to assess and formulate preliminary plans to restructure the operations of the acquired companies. Such plans involved the closure of certain offices of the acquired companies and the termination of certain management and employees. The objective of the plans was to create a single brand in the related markets in which the Company operates. The preliminary plans were finalized in July 1998 and, accordingly intangible assets were increased by $10,020. In addition, in 1998 LAI formulated plans to close its London England and Hong Kong offices and, in connection with these office closings, charged earnings for the year ended December 31, 1998 for $3,543. These costs and liabilities include:

                                                           BALANCE                                     BALANCE
                                                      DECEMBER 31, 1997   ADDITIONS    PAYMENTS   DECEMBER 31, 1998
                                                      -----------------  -----------  ----------  -----------------
Assumed obligations on leased facilities to be
  closed............................................      $   7,830       $   3,190   $   (1,430)     $   9,590
Consolidation of acquired facilities................          2,521           5,720       (5,496)         2,745
Contracted lease payments exceeding current market
  costs.............................................            783              73         (149)           707
Severance, relocation and other employee costs......          4,017           4,477       (6,542)         1,952
Pension obligations.................................          1,650             103           --          1,753
                                                            -------      -----------  ----------        -------
Total...............................................      $  16,801       $  13,563   $  (13,617)     $  16,747
                                                            -------      -----------  ----------        -------
                                                            -------      -----------  ----------        -------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)
    Accrued liabilities for surplus property in the amount of $9,590 as of December 31, 1998 relate to 20 leased office locations of the acquired companies that were either unutilized prior to the acquisition date or will be closed by March 31, 1999 in connection with the restructuring plans. The amount is based on the present value of minimum future lease obligations, net of sublease commissions and fees on existing subleases.

    Other costs associated with the closure of existing offices of acquired companies in the amount of $2,745 as of December 31, 1998 relate to termination costs of contracts relating to billing systems, external reporting systems and other contractual arrangements with third parties.

    Above market lease costs in the amount of $707 as of December 31, 1998 relate to the present value of contractual lease payments in excess of current market lease rates.

    Estimated severance payments, employee relocation expenses and other employee costs in the amount of $1,952 as of December 31, 1998 relate to estimated severance for terminated employees at closed locations, costs associated with employees transferred to continuing offices and other related costs. Employee groups affected include sales, service, administrative and management personnel at duplicate locations, as well as duplicate corporate headquarters management and administrative personnel. As of December 31, 1998 the accrual related to approximately 50 employees including senior management, sales, service and administrative personnel.

    Pension obligations in the amount of $1,753 were assumed in connection with the acquisition of Austin Knight.

    During the year ended December 31, 1998, payments of $6,542 were made to 50 members of senior management and employees for severance and charged against the reserve.

    In connection with the finalization of the restructuring plans, the Company recorded additional charges of $10,020 as additional costs of the acquired companies and $3,543 as restructuring costs expensed in the supplemental consolidated statement of operations during the year ended December 31, 1998. The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. Additional future costs incurred, resulting from revised plan actions occurring after December 31, 1998, in excess of the amounts previously recorded as goodwill will be charged to operations in the period in which they occur.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 6--INTANGIBLES, NET

    Intangibles, net consists of the following:

                                                              DECEMBER 31,       AMORTIZATION
                                                         ----------------------     PERIOD
                                                            1998        1997       (YEARS)
                                                         ----------  ----------  ------------
Client lists, net of accumulated amortization of $5,709
  and $4,662, respectively.............................  $    9,981  $   10,145    5 to 30
Covenants not to compete, net of accumulated
  amortization of $2,551 and $2,056, respectively......       2,080       2,218     3 to 6
Excess of cost of investments over fair value of net
  assets acquired, net of accumulated amortization of
  $19,990 and $11,668, respectively....................     210,464     179,179    10 to 30
Other, net of accumulated amortization of $1,931 and
  $2,103, respectively.................................         341         797    4 to 10
                                                         ----------  ----------
                                                         $  222,866  $  192,339
                                                         ----------  ----------
                                                         ----------  ----------

NOTE 7--SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and income taxes amounted to the following:

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Interest.....................................................  $  11,607  $  13,733  $  11,920
Income taxes.................................................     14,488     14,676      9,948

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 7--SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)

    In conjunction with business acquisitions, the Company used cash as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998        1997       1996
                                                              ---------  ----------  ---------
Fair value of assets acquired, excluding cash...............  $  46,033  $  129,126  $  60,991
Less: Liabilities assumed and created upon acquisition......     13,188      62,225     29,689
                                                              ---------  ----------  ---------
Net cash paid...............................................  $  32,845  $   66,901  $  31,302
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------
Capital lease obligations incurred..........................  $     217  $    5,874  $   4,873
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------

NOTE 8--FINANCING AGREEMENTS

    The Company obtains its primary financing from a financial institution under a five year financing agreement as amended and restated on June 27, 1996, further amended on November 14, 1997, and amended and restated again on November 5, 1998 (the "Agreement"). Subsequent to the five year term, which expires on November 4, 2003, the Agreement provides for one year extensions subject to bank approval unless terminated by either party at least 90 days prior to expiration of the initial term or any renewal term. The Agreement, as amended, provides for borrowings of up to $175,000 at the higher of (a) prime rate or, (b) Federal Funds rate less 1/2 of 1% or, (c) LIBOR plus a margin determined by the ratio of the Company's debt to earnings before interest, taxes, depreciation and amortization (EBITDA) as defined on the Agreement. At December 31, 1998 the margin equaled .875%. Borrowings under the Agreement are based on 90% of eligible accounts receivable, which are amounts billed under 120 days old and amounts to be billed as defined in the Agreement. Substantially all of the assets of the Company are pledged as collateral for borrowings under the Agreement. The Agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the Agreement. The Agreement also provides for a fee on any unused portion of the commitment based upon a rate determined by the ratio of the Company's debt to EBITDA. At December 31, 1998, this rate equaled .25%. In addition, the Agreement provides for a declining termination fee of $1,000, $500, $0 for the annual periods ended November 5, 1999, 2000, and 2001, respectively.

    In October 1993, the Company issued a warrant to the lender to purchase one percent of the issued and outstanding common stock of the Company (as defined in the agreement) for an exercise price of $.01 per share. The warrant was independently appraised at $600, which amount was being amortized over the remaining term of the original financing agreement of 30 months from October 1993 until December 1996, when the warrant was exercised. At that time, the unamortized balance was expensed. In addition, in December 1996, upon the exercise of such warrant there was an additional interest charge of $2,603 to reflect the difference between the value of the stock issued (228,768 shares) at the initial public offering price of $14.00 per share and the original amount recorded.

    At December 31, 1998, the prime rate, Federal funds rate and one month LIBOR were 7.75%, 5.75% and 5.06% respectively, and borrowings outstanding were at a weighted average interest rate of 6.56%.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 8--FINANCING AGREEMENTS (CONTINUED)
    LAI maintained a line of credit which provided for maximum borrowings of $25,000 bearing interest at various rates based on either a LIBOR index or the bank's prime lending rate (7.75% at February 28, 1999) as determined at its option. Interest is payable monthly and the principal balance is due upon demand. The line of credit is collateralized by accounts receivable with borrowings limited to 75% of qualifying receivables. Additionally, LAI is required to comply with certain working capital and liquidity covenants. LAI is in compliance with or has obtained waivers for the terms and covenants of its debt agreements as of February 28, 1998 and 1999. No amounts were outstanding under the line of credit as of February 28, 1998 and 1999. Effective with the consummation of the merger with TMP, TMP cancelled this line of credit.

NOTE 9--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Borrowings under financing agreement (see Note 8).....................  $   97,720  $   95,800
Borrowings under other financing agreements, interest payable at rates varying from 5.0% to 9.2%, and collateralized by assets in certain
  foreign countries...................................................       8,251      10,184
Notes payable to former WHI stockholders dated February 27, 1998, payable in three equal annual installments plus accrued interest
  bearing interest at 5.0%............................................       4,892       7,552
Convertible subordinated promissory note issued by LAI in connection with an acquisition, dated January 2, 1998, payable in three equal annual installments plus accrued interest, bearing interest at
  6.75%, and convertible into shares of common stock at each anniversary date at prices specified in the asset purchase
  agreement...........................................................         833       1,250
Other acquisition notes payable, noninterest bearing, interest imputed
  at 6.7% to 8.0%, in varying installments through 2001...............       8,121       9,461
Capitalized lease obligations, payable with interest from 9% to 15%,
  in varying installments through 2001 (see Note 14)..................       9,156       7,623
Term note payable in sixty consecutive monthly installments from July
  1997 through June 2002, collateralized by transportation equipment and with interest at 8.43% for the first 36 months. Thereafter the
  interest rate will be based on two year U.S. Treasury Notes.........       7,557       7,760
Notes payable, in varying monthly installments maturing through 2001,
  with interest at rates ranging from 6.5% to 9.5%....................       2,328       7,341
                                                                        ----------  ----------
                                                                           138,858     146,971
Less: Current portion.................................................      16,148      16,960
                                                                        ----------  ----------
                                                                        $  122,710  $  130,011
                                                                        ----------  ----------
                                                                        ----------  ----------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 9--LONG-TERM DEBT (CONTINUED)
    Long-term debt matures as follows:

                                                                                  DECEMBER 31,
                                                                                      1998
                                                                                  ------------
2000............................................................................   $   10,691
2001............................................................................        5,227
2002............................................................................        8,895
2003............................................................................       97,847*
Thereafter......................................................................           50
                                                                                  ------------
                                                                                   $  122,710
                                                                                  ------------
                                                                                  ------------

- ------------------------

*   Of this amount, $97,720 is subject to one year extensions after 2003. See
    Note 8.

NOTE 10--MINORITY INTERESTS

    In connection with an acquisition in 1990, a subsidiary of the Company issued 88,425 shares of nonvoting convertible 10% cumulative preferred stock in exchange for 88,425 shares (58%) of the outstanding common stock of the acquired company held by the acquired company's employee stock ownership trust. These shares were redeemed in January 1997 for a total of $3,133, which included a redemption premium of $133.

NOTE 11--REDEEMABLE PREFERRED STOCK

    During 1991, the Company sold 200,000 shares of 10.5% non-voting cumulative preferred stock ($10.00 par value) to the Company's profit sharing plan for $2,000. These shares were redeemed in January 1997 for a total of $2,105, which included a redemption premium of $105.

NOTE 12--STOCKHOLDERS' EQUITY

(A) COMMON AND CLASS B COMMON STOCK

    Common and Class B common stock have identical rights except that each share of Class B common stock is entitled to ten votes and is convertible, at any time, at the option of the stockholder into one share of common stock.

    LAI completed its initial public offering of common stock on July 1, 1997. The proceeds of $24,700 net of underwriters' discounts and other offering costs, were used to repay outstanding indebtedness under the Company's credit facilities, finance business acquisitions and provide additional working capital.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)

    On June 9, 1998, LAI completed a second public offering of common stock, which including shares offered by certain LAI stockholders. The proceeds to the Company of approximately $41,400 net of underwriters' discounts and other offering costs, were used to support the Company's international expansion efforts, pursue strategic acquisitions, support continued enhancements to the Company's technology-based infrastructure and provide additional working capital.

(B) STOCK OPTIONS

    The disclosures below include options issued by LAI and M&B, as if such options were issued for the purchase of the Company's common stock, and are based on the exchange ratios of the Company's common stock for LAI's and M&B's common stock pursuant to the related merger agreement.

    LAI had two employee stock option plans, the 1997 Omnibus Stock and Incentive Plan (the "1997 Plan") and the 1998 Omnibus Stock and Incentive Plan (the "1998 Plan"). Generally incentive stock options, nonqualified stock options, restricted stock and restricted stock units granted by LAI will vest each year beginning on the first anniversary of the date of grant at 20-25% per year and will expire after ten years. In accordance with the terms of the grants the options vested 100% upon the consummation of the merger with TMP. The following table summarizes the status of options issued by LAI, as if such options were issued for the purchase of TMP's common stock, and are based on the exchange ratio of TMP's common stock for LAI's common stock pursuant to the merger agreement between TMP and LAI as provided for in that agreement.

                                                                        WEIGHTED AVERAGE
                                          NUMBER OUTSTANDING AS OF    REMAINING CONTRACTUAL
RANGE OF EXERCISE PRICES                     DECEMBER 31, 1998                LIFE             AMOUNT EXERCISABLE
- ----------------------------------------  ------------------------  -------------------------  -------------------
$42.62--60.50...........................            110,742                   10 years                  1,734
$64.35--90.84...........................             49,253                    9 years                  6,159
$135.35--162.76.........................             55,901                    9 years                 10,123
                                                    -------                                            ------
                                                    215,896                                            18,016
                                                    -------                                            ------
                                                    -------                                            ------

    On November 10, 1994 options to purchase, at an exercise price of $4.77 per share, the market price on the date of grant, an aggregate of approximately 129,458 shares of common stock were granted to officers and employees of M&B. Of this amount, options to purchase 30,719 shares were subsequently cancelled, 93,253 were exercised and 5,486 were vested and exercisable at December 31, 1998. Such options will expire five years from date of grant.

    On April 21, 1995, options to purchase, at an exercise price of $4.46 per share, the market price on the date of grant, 104,746 shares of common stock were granted to officers and employees of M&B. Of this amount, options for 48,437 shares were subsequently cancelled, options for 41,818 shares were exercised and options to purchase 14,491 shares were vested and exercisable at December 31, 1998. Such options will expire five years from the date of grant.

    In January 1996, the Company's Board of Directors (the "Board") adopted the 1996 Employee Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Commissions and fees Code of 1986, as amended (the "Code"), and nonqualified stock options, to purchase an aggregate of up to 900,000 shares (amended to

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
3,000,000 on April 27, 1998) of the common stock of the Company. The Stock Option Plan permits the granting of options to officers, employees and consultants of the Company, its subsidiaries and affiliates.

    Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The exercise price of a nonqualified stock option must be not less than the par value of a share of the common stock on the date of grant. The term of an incentive or nonqualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Stock Option Plan provides that the maximum option grant which may be made to an executive officer in any calendar year is 45,000 shares (amended to 150,000 on June 25, 1997).

    In December 1998, the Company also adopted, subject to stockholder approval, a long-term incentive plan (the "1999 Plan"), pursuant to which stock options, stock appreciation rights, restricted stock and other equity based awards may be granted. Stock options which may be granted may be incentive stock options and nonqualified stock options within the meaning of the Code. The total number of shares of the common stock of the Company which may be granted under the 1999 Plan is the sum of 3,000,000 and the number of shares available for new awards under the Stock Option Plan.

    On January 3, 1996, options to purchase, at an exercise price equal to $6.65 per share, the fair market value of the common stock on the date of grant as determined by the Board, an aggregate of 296,640 shares of common stock were granted to officers, employees and consultants of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant. As of December 31, 1998, 25,879 options were cancelled, 71,343 options were exercised and, of the outstanding options, 64,038 options were exercisable and will expire ten years from the date of grant.

    On August 19, 1996, options to purchase, at an exercise price of $10.37 per share, the market price on the date of grant, 173,068 shares of common stock were granted to officers and employees of M&B. Of this amount, options for 53,045 shares were subsequently cancelled. The remaining options to purchase 120,023 shares of common stock will vest three years from the date of grant and will expire five years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On January 6, 1997 options to purchase, at an exercise price of $12.88 per share, the market price on the date of grant, an aggregate of approximately 1,203,782 shares of common stock were granted to officers and employees, of the Company and options for 7,091 shares were subsequently cancelled. Of such options, options for approximately 29,000 shares of common stock vest at the rate of 25% per year beginning one year from the date of grant and the balance of these options were vested at December 31, 1997. At December 31, 1998, 31,355 options were exercised and 7,157 were exercisable. The balance are exercisable after January 5, 1999. Such options will expire ten years from date of grant.

    On April 3, 1997, options to purchase, at an exercise price of $17.25 per share, the market price on the date of grant, 8,400 shares of common stock were granted to an officer of the Company. Such options were exercised during 1998.

    On June 18, 1997, options to purchase, at an exercise price of $19.00 per share, the market price on the date of grant, 28,256 shares of common stock were granted to officers and employees of the Company.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
Options for 5,815 shares were subsequently cancelled. Generally, such options were vested as of December 31, 1997, are exercisable after January 5, 1999, and will expire ten years from the date of grant.

    On June 24, 1997, options to purchase 50,000 shares of common stock, at an exercise price of $21.50 per share, the market price on the date of grant, were granted to MLE Consultants Inc, with 25,000 options exercisable one year from the date of grant and 25,000 options exercisable eighteen months from the date of grant. At December 31, 1998, 5,000 options were exercised and 45,000 were exercisable. Such options will expire ten years from the date of grant.

    On August 28, 1997, options to purchase, at an exercise price of $15.00 per share, the market price on the date of grant, 35,000 shares of common stock were granted to various Austin Knight officers and individuals. Such options TMP generally vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, 8,750 options were exercisable.

    On October 17, 1997 options to purchase, at an exercise price of $29.59 per share, the market price on the date of grant, 116,293 shares of common stock were granted to officers and employees of M&B and options for 17,554 shares were subsequently cancelled. The remaining options to purchase 98,739 shares of common stock will expire five years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On December 12, 1997, options to purchase, at an exercise price of $15.00 per share, the market price on the date of grant, an aggregate of 700,000 shares of common stock were granted to officers and employees of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, 175,491 options were cancelled, 6,000 options were exercised and 129,628 were exercisable at December 31, 1998.

    On May 1, 1998 options to purchase, at an exercise price of $24.00 per share, the market price on the date of grant, 42,604 shares of common stock were granted to officers and employees of M&B and options for 2,925 shares were subsequently cancelled. The remaining options to purchase 39,678 shares will expire five years from the date of grant. At December 31, 1998 none of these options were exercisable.

    On May 4, 1998, options to purchase at an exercise price of $25.50 per share, the market price on the date of grant, 5,346 shares of common stock were granted to two employees. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, 3,846 options were cancelled and none of the options were exercisable.

    On May 19, 1998, options to purchase at an exercise price of $26.25 per share, the market price on the date of grant, 5,370 shares of common stock were granted to an employee of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998 none of the options were exercisable.

    On May 20, 1998, options to purchase at an exercise price of $25.625 per share, the market price on the date of grant, 104,755 shares of common stock were granted to certain officers and employees of JSK. Such options vest at a rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998 none of these options were exercisable.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    On June 15, 1998, options to purchase at an exercise price of $26.13 per share, the market price on the date of grant, an aggregate of approximately 2,100 shares of common stock were granted to an employee of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998 none of these options were exercisable.

    On October 30, 1998, options to purchase at an exercise price of $30.00 per share, the market price on the date of grant, an aggregate of approximately 184,000 shares of common stock to the officers and employees of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On November 5, 1998, options to purchase at an exercise price of $25.125 per share, the market price on the date of grant, 100,000 shares of common stock to the officers and employees of Stackig. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On November 13, 1998, options to purchase at an exercise price of $23.75 per share, the market price on the date of grant, 24,450 shares of common stock to the officers and employees of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On December 9, 1998, options to purchase at an exercise price of $26.875 per share, the market price on the date of grant, an aggregate of approximately 800,000 options of common stock to the officers and employees of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On December 11, 1998, options to purchase at an exercise price of $29.50 per share, the closing market price on the date of grant, 50,000 shares of common stock to the officers and employees of TASA Holding AG. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    On December 28, 1998, options to purchase at an exercise price of $38.00 per share, the market price on the date of grant, an aggregate of approximately 400,000 shares of common stock to the officers and employees of TASA. Such options vest at the rate of 25% per year commencing one year after the date of grant and will expire ten years from the date of grant. At December 31, 1998, none of these options were exercisable.

    In January 1996, the Company also adopted a stock option plan for non-employee directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 180,000 shares of common stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for an automatic grant to each of the Company's non-employee directors of an option to purchase 11,250 shares of common stock on the date of such director's initial election or appointment to the Board. The options will have an exercise price of 100% of the fair market value of the common stock on the date

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED) of grant, have a ten-year term and become exercisable in accordance with a vesting schedule determined by the Board of Directors.

    Options to purchase 11,250 shares of common stock at a purchase price per share equal to $6.65 per share, the fair market value of the common stock on the date of grant, were granted on January 24, 1996 to one non-employee director. Half of these options vested on the date of the grant and the balance vested in two equal annual installments commencing one year after the date of grant. As of December 31, 1998, all were exercised.

    In September 1996, options to purchase an aggregate of 33,750 shares of common stock were granted to three directors under this plan at an exercise price per share equal to the initial public offering price per share, the fair value on the date of grant. Vesting is on terms similar to that of the previous director's grant. In December 1996, 11,250 of these options were cancelled and options to purchase 125,000 shares of common stock were granted at an exercise price of $14.00 (the initial public offering price). Of the total, 50,000 of such options vested on the closing of the initial public offering. In April 1997, in connection with this former director's resignation, the Company agreed that an additional 12,500 of such stock options would vest on June 1, 1997 and the unvested options totaling, 62,500 were cancelled. As of December 31, 1998, 42,880 options were exercised and 42,120 options are exercisable and will expire ten years from the date of grant.

    On October 7, 1997, a newly appointed director of the Company was granted options to purchase 11,250 shares of common stock at $23.625 per share, the market price on the date of grant. Half of these options vested on the date of the grant and the balance vests in two equal annual installments commencing one year after the date of grant. Such options will expire ten years from the date of grant. At December 31, 1998, 8,438 options were exercisable.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.
123. The weighted average fair values of options granted during 1998, 1997 and 1996 were $11.72, $6.55 and $5.76, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of approximately 4.6%, 6.5% and 6.1% in 1998, 1997 and 1996 respectively; volatility factor of the expected market price of the Company's common stock of 24%, 27% and 25% in 1998, 1997 and 1996, respectively; a weighted average expected life of the option of 9 years in 1998 and 8 years in both 1997 and 1996 and no dividend yield in 1998, 1997 and 1996.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    Under the accounting provisions of SFAS No. 123, the Company's net income
(loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                                 1998       1997        1996
                                                               ---------  ---------  ----------
Net income (loss) applicable to common and Class B common
  stockholders...............................................  $   9,020  $  28,183  $  (38,677)
Net income (loss) per common and Class B common share
  Basic......................................................  $    0.24  $    0.79  $    (1.28)
  Diluted....................................................  $    0.23  $    0.78  $    (1.28)

    A summary of the status of the Company's fixed stock option plans as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented.

                                                           DECEMBER 31, 1998        DECEMBER 31, 1997       DECEMBER 31, 1996
                                                        -----------------------  -----------------------  ----------------------
                                                                     WEIGHTED                 WEIGHTED                WEIGHTED
                                                                      AVERAGE                  AVERAGE                 AVERAGE
                                                                     EXERCISE                 EXERCISE                EXERCISE
                                                          SHARES       PRICE       SHARES       PRICE      SHARES       PRICE
                                                        ----------  -----------  ----------  -----------  ---------  -----------
Outstanding at beginning of year......................   2,741,587   $   19.50      781,003   $    8.35     206,173   $    4.64
Granted...............................................   1,995,975       35.39    2,262,990       22.29     639,708        9.48
Exercised.............................................    (213,719)       8.05     (104,621)       8.65          --          --
Forfeited/cancelled...................................    (318,282)      71.22     (197,785)      12.96     (64,878)       7.72
                                                        ----------               ----------               ---------
Outstanding at end of year............................   4,205,561   $   23.73    2,741,587   $   13.31     781,003   $    8.35
                                                        ----------               ----------               ---------
                                                        ----------               ----------               ---------
Options exercisable at year-end.......................     343,124   $   19.20      158,463   $    8.44      66,875   $   13.38
                                                        ----------               ----------               ---------
                                                        ----------               ----------               ---------
Weighted average fair value of options granted during
  the year............................................               $   11.72                $    6.55               $    5.76

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998.

                                                                                          OPTIONS EXERCISABLE
                              OPTIONS OUTSTANDING                                  ---------------------------------
                  --------------------------------------------                                           WEIGHTED
                       NUMBER            WEIGHTED AVERAGE                               NUMBER           AVERAGE
                   OUTSTANDING AT            REMAINING          WEIGHTED AVERAGE    EXERCISABLE AT       EXERCISE
EXERCISE PRICE    DECEMBER 31, 1998  CONTRACTUAL LIFE (YEARS)    EXERCISE PRICE    DECEMBER 31, 1998      PRICES
- ----------------  -----------------  -------------------------  -----------------  -----------------  --------------
$  4.46.........          14,491                   1.4              $    4.46             14,491        $     4.46
   4.77.........           5,485                   0.9                   4.77              5,486              4.77
   6.65.........         199,418                   7.0                   6.65             64,038              6.65
  10.37.........         120,022                   1.7                  10.37                 --                --
  12.88.........       1,165,336                   8.0                  12.88              7,157             12.88
  14.00.........          42,120                   7.9                  14.00             42,120             14.00
  15.00.........         518,509                   8.9                  15.00            129,628             15.00
  15.00.........          35,000                   8.8                  15.00              8,750             15.00
  19.00.........          22,441                   8.6                  19.00                 --                --
  21.50.........          45,000                   7.0                  21.50             45,000             21.50
  23.63.........          11,250                   8.8                  23.63              8,438             23.63
  23.75.........          24,450                   9.9                  23.75                 --                --
  24.00.........          39,679                   4.4                  24.00                 --                --
  25.13.........         100,000                   9.8                  25.13                 --                --
  25.50.........           1,500                   8.3                  25.50                 --                --
  25.63.........         104,755                   8.5                  25.63                 --                --
  26.13.........           2,100                   8.6                  26.13                 --                --
  26.25.........           5,370                   8.5                  26.25                 --                --
  26.88.........         800,000                   9.9                  26.88                 --                --
  29.50.........          50,000                   9.9                  29.50                 --                --
  29.59.........          98,739                   3.8                  29.59                 --                --
  30.00.........         184,000                   9.8                  30.00                 --                --
  38.00.........         400,000                  10.0                  38.00                 --                --
  56.78.........           6,192                   9.6                  56.78              1,734             56.78
  90.84.........          12,939                   9.3                  90.84              6,159             90.84
 135.35.........           3,302                   9.0                 135.35                826            135.35
 148.07.........          51,278                   9.0                 148.07              9,297            148.07
 162.76.........             132                   9.0                 162.76                 --            162.76
 138.15.........           1,189                   9.0                 138.15                 --            138.15
  44.21.........           1,982                   9.6                  44.21                 --             44.21
  42.62.........          27,081                   9.6                  42.62                 --             42.62
  60.56.........          58,578                   9.6                  60.56                 --             60.56
  75.70.........          18,679                   9.3                  75.70                 --             75.70
  64.35.........           4,425                   9.3                  64.35                 --             64.35
  67.68.........          13,210                   9.3                  67.68                 --             67.68
  48.75.........           1,585                   9.6                  48.75                 --             48.75
  50.19.........           6,605                   9.6                  50.19                 --             50.19
  47.31.........           8,719                   9.6                  47.31                 --             47.31
                  -----------------                                                      -------           -------
                       4,205,561                                                         343,124        $    19.20
                  -----------------                                                      -------           -------
                  -----------------                                                      -------           -------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--PROVISION (BENEFIT) FOR INCOME TAXES

    The components of income (loss) before the provision (benefit) for income taxes, minority interests and equity in earnings (losses) of affiliates are as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1998       1997        1996
                                                                                  ---------  ---------  ----------
Domestic........................................................................  $    (354) $  22,692  $  (46,069)
Foreign.........................................................................     28,602     28,222      19,602
                                                                                  ---------  ---------  ----------
Total income (loss) before provision (benefit) for income taxes, minority interests and equity in earnings (losses) of affiliates.......................  $  28,248  $  50,914  $  (26,467)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

        The provision (benefit) for income taxes is as follows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Current tax provision:
U.S. Federal.....................................................................  $   1,124  $   3,326  $     545
State and local..................................................................      1,287      2,294      1,097
Foreign..........................................................................     13,197      8,117      5,883
                                                                                   ---------  ---------  ---------
  Total current..................................................................     15,608     13,737      7,525
                                                                                   ---------  ---------  ---------
Deferred tax provision (benefit):
U.S. Federal.....................................................................      2,379      2,053      1,620
State and local..................................................................       (684)       525       (377)
Foreign..........................................................................     (3,404)     3,665      1,985
                                                                                   ---------  ---------  ---------
  Total deferred.................................................................     (1,709)     6,243      3,228
                                                                                   ---------  ---------  ---------
  Total provision................................................................  $  13,899  $  19,980  $  10,753
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
Current deferred tax assets (liabilities):
  Earned commissions.........................................................................  $  (5,124) $  (5,796)
  Allowance for doubtful accounts............................................................      6,630      4,904
  Work-in-process............................................................................     (5,224)    (6,222)
  Prepaid and other..........................................................................       (692)      (241)
  Accrued expenses and other liabilities.....................................................        119     (1,922)
  Accrued compensation.......................................................................       (418)      (117)
  Tax loss carryforwards.....................................................................        709        725
                                                                                               ---------  ---------
    Total current deferred tax liability.....................................................     (4,000)    (8,669)
                                                                                               ---------  ---------
Noncurrent deferred tax assets (liabilities):
  Property and equipment.....................................................................     (2,146)    (1,860)
  Intangibles................................................................................       (541)      (627)
  Accrued expenses and other liabilities.....................................................      4,080     (2,584)
  Accrued rent...............................................................................        499        408
  Deferred compensation......................................................................      3,213      2,798
  Tax loss carryforwards.....................................................................      8,405     12,985
  Valuation allowance........................................................................     (1,892)    (2,219)
                                                                                               ---------  ---------
    Total noncurrent deferred tax asset......................................................     11,618      8,901
                                                                                               ---------  ---------
Net deferred tax asset.......................................................................  $   7,618  $     232
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    At December 31, 1998, the Company has net operating loss carryforwards for U.S. Federal tax purposes of approximately $18,000 which expire through 2018. The Company has concluded that, based on expected future results and the future reversals of existing taxable temporary differences, it is more likely than not that the deferred tax assets will be realized. In addition, certain subsidiaries have operating loss carryforwards which are only useable by such subsidiary. Consequently, there is no reasonable assurance that the benefit of such loss carryforward can be used. Accordingly, a valuation allowance has been established.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--PROVISION (BENEFIT) FOR INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount computed using the Federal statutory income tax rate as follows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Provision (benefit) at Federal statutory rate....................................  $   9,885  $  16,983  $  (8,973)
State income taxes, net of Federal income tax effect.............................        314      1,316        349
Nondeductible expenses(1)........................................................      5,316      1,206        972
Nondeductible special charge and CEO bonus.......................................        438        510     18,574
Foreign income taxes at other than the Federal statutory rate....................     (1,483)       695       (520)
Other............................................................................       (571)      (730)       351
                                                                                   ---------  ---------  ---------
Income tax provision.............................................................  $  13,899  $  19,980  $  10,753
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

- ------------------------

(1) Primarily composed of amortization of intangible assets and meals and entertainment expense and, in addition, for 1998, nondeductible merger costs.

    Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At December 31, 1998, the cumulative amount of reinvested earnings was approximately $14,000.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--COMMITMENTS AND CONTINGENCIES

(A) LEASES

    The Company leases its facilities and certain equipment under operating leases and certain equipment under capital leases. Future minimum lease commitments under both noncancellable operating leases and capital leases at December 31, 1998 are as follows:

                                                                                              CAPITAL   OPERATING
                                                                                              LEASES      LEASES
                                                                                             ---------  ----------
1999.......................................................................................  $   4,888  $   25,507
2000.......................................................................................      3,670      24,413
2001.......................................................................................      1,639      22,065
2002.......................................................................................        592      14,595
2003.......................................................................................        127       9,428
Thereafter.................................................................................         --      53,703
                                                                                             ---------  ----------
                                                                                                10,916  $  149,711
                                                                                                        ----------
                                                                                                        ----------
Less: Amount representing interest.........................................................      1,760
                                                                                             ---------
Present value of minimum lease payments....................................................      9,156
Less: Current portion......................................................................      4,258
                                                                                             ---------
                                                                                             $   4,898
                                                                                             ---------
                                                                                             ---------

    Rent and related expenses under operating leases amounted to $27,752, $24,840 and $21,467 for the years ended December 31, 1998, 1997 and 1996, respectively.

(B) CONSULTING, EMPLOYMENT AND NONCOMPETE AGREEMENTS

    The Company has entered into various consulting, employment and noncompete agreements with certain management personnel and former owners of acquired businesses. These agreements are generally two to five years in length, with one for a term of fifteen years and two providing aggregate annual lifetime payments of approximately $135.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Effective November 15, 1996, the Company entered into an employment agreement with its Principal Stockholder for a term ending on November 14, 2001. The agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. Under the agreement, the Principal Stockholder is entitled to a base salary of $1,500 per year and mandatory bonuses of $375 per quarter through November 1998 when the bonus provision of the agreement was eliminated. Such bonuses were waived by the Principal Stockholder. However, in compliance with the SEC's interpretation of the application of Staff Accounting Bulletin 79, Topic 5T "Accounting for Expenses or Liabilities paid by Principal Stockholder," the Company recorded in equal quarterly amounts for 1997 a total of $1,500 in bonus expense and $1,250 for 1998, and increased the Additional Paid-in Capital account to complete the concept that the amount of the waived bonus was contributed to the Company by the Principal Stockholder. Because the amount was not and will never be paid, no tax benefit was accrued for this charge. The agreement also provides that the Company will pay the Principal Stockholder his base salary for the remaining term of the agreement in the event he is terminated for reasons other than cause.

    LAI has entered into employment agreements with certain executive officers which provide for minimum compensation under certain circumstances. The agreements also provide for a payment of amounts up to three times their annual salary if a change in control, as defined, of LAI occurs and include a covenant against competition with LAI which extends for two to three years after termination. In the event all the covered executives elected to terminate their employment during a specified period following a change in control, LAI's maximum liability would be approximately $5,200. In connection with the merger with TMP, these costs will be accrued as merger costs. (See Note 5).

        The above agreements provide for the following aggregate annual payments:

                                                                                  DECEMBER 31,
                                                                                      1998
                                                                                  ------------
1999............................................................................   $    6,408
2000............................................................................        6,246
2001............................................................................        5,216
2002............................................................................          819
2003............................................................................          754
Thereafter......................................................................        1,704
                                                                                  ------------
                                                                                   $   21,147
                                                                                  ------------
                                                                                  ------------

(C) EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) profit sharing plan covering all eligible employees. Employer matching contributions, which are a maximum of 2% of payroll of participating employees, amounted to $867, $762, and $687 for the years ended December 31, 1998, 1997 and 1996, respectively.

    LAI maintains a defined contribution profit sharing plan covering substantially all employees. In August 1998, the plan was amended to add a 401(k) savings and company matching feature. LAI profit sharing and matching contributions are discretionary and are funded annually as approved by the LAI Board of Directors. As of February 28, 1998, LAI had accrued for contributions totaling approximately $1,600 which is included in the accrued expenses in the accompanying consolidated balance sheets. LAI

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--COMMITMENTS AND CONTINGENCIES (CONTINUED) did not accrue an amount as of February 28, 1999. Effective upon the merger with TMP, LAI's 401(k) plan was combined with that of TMP.

    Outside of the United States, the Company has employee benefit plans in the countries in which it operates. The costs for these plans amounted to $5,102, $4,438 and $3,868 for the years ended December 31, 1998, 1997 and 1996, respectively.

    In addition, the Company had a defined contribution profit sharing plan covering all eligible employees. Contributions, which are at the discretion of the Board of Directors, were not made in the years ended December 31, 1997 and 1996. The plan was terminated during 1997.

    LAI has deferred compensation agreements with 69 employees and former employees. Under the terms of the agreements, employees are eligible to make annual elections, on calendar year basis, to defer a portion of their compensation. This compensation, together with accrued interest, is paid upon termination of the agreements, as defined. Effective January 1, 1999, the plan was amended to prohibit future deferrals of compensation to the plan. The present value of the obligation is recorded as a long-term liability in the accompanying consolidated balance sheets. Interest is earned on deferred amounts at a rate determined annually by LAI (6.25% at February 28, 1999). LAI is the beneficiary of whole life insurance policies with an aggregate cash surrender value of approximately $5,800 and $4,400, and an aggregate face amount of $22,300 and $13,500 as of February 28, 1999 and 1998, respectively. The Company is in the process of surrendering the policies and intends to use the proceeds, approximately $5,800, for general corporate purposes.

(D) LITIGATION

    The Company is subject to various claims, suits and complaints arising in the ordinary course of business. Although the outcome of these legal matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company's financial condition, operations or liquidity.

    On February 19, 1998, a class action complaint was filed against the Company by five former employees. The claims brought by the plaintiffs in the complaint are that the Company (a) misclassified the named plaintiffs and purported class members as exempt from the overtime requirements of California wage and hour law and failed to pay them overtime wages, (b) failed to pay accrued but unused vacation days at the time of termination, and (c) failed to pay accrued but unused personal days at the time of termination. The plaintiffs purport to represent a class of 450 former and current employees who are similarly situated. The Company intends to vigorously defend the claims brought by the plaintiffs and on March 18, 1998 responded to the complaint by filing an answer denying all allegations. Management presently believes that the disposition of these claims will not have a material adverse effect on the Company's financial position, operations or liquidity.

    In June 1997, a settlement of $275, which was paid by the Principal Stockholder under an indemnity agreement with the Company, was made relating to a November 1996 action of a former employee against Old TMP, WCI and the Principal Stockholder. The complaint alleged, among other things, that the defendants breached purported contractual obligations pursuant to which the former employee was entitled to an ownership interest in the Company's recruitment advertising business.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    M & B has had proceedings issued against it for an amount of $3,400. These proceedings are in relation to the acquisition of the claimant's business in New Zealand prior to Morgan & Banks New Zealand Limited becoming a controlled entity of the M & B group. The directors of M & B are of the opinion that the claim is without substance and accordingly the action is being vigorously defended.

(E) OTHER

    (i) The Company is contingently liable on a note of the Principal Stockholder in the amount of approximately $1,600.

    (ii) The majority stockholder of an unconsolidated equity investee has an agreement which requires the Company to purchase his interest, based on a formula value, upon death. The value of his shares at December 31, 1998 is approximately $5,741 based on the formula.

    (iii) As of February 28, 1999, LAI has four standby letters of credit totaling approximately $2,600. The letters of credit, which were required by certain lessors as security deposits, expire between August and December 1999.

NOTE 15--RELATED PARTY TRANSACTIONS

    (A) In August 1996, the Company entered into an agreement whereby it acquired the minority interest of a subsidiary for 46,350 shares of common stock. Such shares, valued at $672, were recorded as special compensation because the stockholder had received his shares in the subsidiary for no consideration and, accordingly, was not considered to have made a substantive investment for his shares.

    (B) The Company charged management and other fees to affiliates for services provided of approximately $651, $788 and $602 for the years ended December 31, 1998, 1997 and 1996, respectively. Such fees are reflected as a reduction of salaries and related costs in the accompanying supplemental consolidated statements of operations.

    (C) In January 1994, the Company acquired a 50% interest in an agency selling real estate advertising. In connection with this acquisition, the Company agreed to provide the agency with certain office and administrative services which amounted to $321 for the nine months ended September 30, 1997 at which time the arrangement was terminated. Payments of $875 and $725 were made in the years ended December 31, 1996 and 1995, respectively, in exchange for 50% of the agency's profits, as defined in the agreement. The Company also entered into three-year employment and consulting agreements with the two other stockholders of the agency and granted them the right to convert their agency shares into Company shares after an initial public offering. That conversion right, as amended, provided that those two stockholders may convert 25% of the agency's stock into unregistered common stock of the Company with a total value of $1,000 as of the effective date of conversion. The conversion was exercised in February 1997 and 61,848 shares of common stock were issued to these stockholders pursuant to the above agreement. Simultaneously, the Company transferred to such stockholders 50% of its interest in the agency, thus retaining a 25% interest and terminated its obligation to provide office and administrative services effective October 1, 1997.

    (D) The Company leases three offices from entities in which the Principal Stockholder and other stockholders have between a 49% and 90% ownership interest. Annual rent expense under these leases, which expire on various dates through the year 2013, amounts to approximately $863. In addition, an investee of the Company leases an office, at an annual rental of approximately $119, from a partnership in which the Principal Stockholder holds a 49% interest.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 16--SEGMENT AND GEOGRAPHIC DATA

    The Company is engaged in five lines of business, recruitment advertising, yellow page advertising, Internet, search & selection and temporary contracting. Operations are conducted in several geographic regions: North America, the Pacific Rim (primarily in Australia, New Zealand and Japan) and Europe. The following is a summary of the Company's operations by business segment and by geographic segment, as of and for the years ended December 31, 1998, 1997, and 1996.

                                                         RECRUITMENT   YELLOW PAGE              SEARCH &     TEMPORARY
                                                         ADVERTISING   ADVERTISING   INTERNET   SELECTION   CONTRACTING    TOTAL
                                                         -----------   -----------   --------   ---------   -----------   --------
INFORMATION BY BUSINESS SEGMENT
For the year ended December 31, 1998
Commissions and fees:
  Traditional sources..................................   $177,774      $106,455     $     --   $ 256,140     $46,989     $587,358
  Internet.............................................      2,436         1,056       46,421         245          --       50,158
                                                         -----------   -----------   --------   ---------   -----------   --------
Commissions and fees...................................    180,210       107,511       46,421     256,385      46,989      637,516
                                                         -----------   -----------   --------   ---------   -----------   --------

Operating expenses:
  Salaries & related costs, office & general expenses
    and CEO special bonus..............................    160,925        75,679           --     240,419      36,107      513,130
  Internet expenses(A).................................      1,917           739       45,586          63          --       48,305
  Merger & integration costs...........................      2,004           596           --      19,812          --       22,412
  Restructuring charge.................................         --            --                    3,543                    3,543
  Amortization of intangibles..........................      5,626         2,904          234       1,318         103       10,185
                                                         -----------   -----------   --------   ---------   -----------   --------
Total operating expenses...............................    170,472        79,918       45,820     265,155      36,210      597,575
                                                         -----------   -----------   --------   ---------   -----------   --------

Operating income (loss):
  Traditional sources..................................      9,219        27,276           --      (8,952)     10,779       38,322
  Internet.............................................        519           317          601         182          --        1,619
                                                         -----------   -----------   --------   ---------   -----------   --------
Operating income (loss)................................   $  9,738      $ 27,593     $    601   $  (8,770)    $10,779       39,941
                                                         -----------   -----------   --------   ---------   -----------
                                                         -----------   -----------   --------   ---------   -----------

Other expense:
  Interest expense, net................................          *             *            *           *           *       (9,903)
  Other, net...........................................          *             *            *           *           *       (1,790)
                                                                                                                          --------
Income before provision for income taxes, minority
  interests and equity in losses of affiliates.........          *             *            *           *           *     $ 28,248
                                                                                                                          --------
                                                                                                                          --------
Total Assets...........................................   $259,862      $296,712     $ 34,682   $ 168,649     $34,811     $794,716
                                                         -----------   -----------   --------   ---------   -----------   --------
                                                         -----------   -----------   --------   ---------   -----------   --------

- --------------------------

(A)   Is comprised of salaries & related costs and office & general expenses

*   Not allocated

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 16--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                         RECRUITMENT   YELLOW PAGE              SEARCH &     TEMPORARY
                                                         ADVERTISING   ADVERTISING   INTERNET   SELECTION   CONTRACTING    TOTAL
                                                         -----------   -----------   --------   ---------   -----------   --------
INFORMATION BY BUSINESS SEGMENT
For the year ended December 31, 1997
Commissions and fees
  Traditional sources..................................   $134,291      $103,941     $     --   $ 219,514     $41,285     $499,031
  Internet.............................................      2,206           485       16,779          --          --       19,470
                                                         -----------   -----------   --------   ---------   -----------   --------
Total commissions and fees.............................    136,497       104,426       16,779     219,514      41,285      518,501
                                                         -----------   -----------   --------   ---------   -----------   --------

Operating expenses:
  Salaries and related costs, office & general and CEO
    bonus..............................................    122,024        75,714           --     199,106      31,290      428,134
  Internet expenses(A).................................      1,678           340       22,818          --          --       24,836
  Amortization of intangibles..........................      3,850         2,143          167         582         124        6,866
                                                         -----------   -----------   --------   ---------   -----------   --------
Total operating expenses...............................    127,552        78,197       22,985     199,688      31,414      459,836
                                                         -----------   -----------   --------   ---------   -----------   --------
Operating income (loss)
  Traditional sources..................................      8,417        26,084           --      19,826       9,871       64,198
  Internet.............................................        528           145       (6,206)         --          --       (5,533)
                                                         -----------   -----------   --------   ---------   -----------   --------
Operating income (loss)................................   $  8,945      $ 26,229     $ (6,206)  $  19,826     $ 9,871       58,665
                                                         -----------   -----------   --------   ---------   -----------
                                                         -----------   -----------   --------   ---------   -----------

Other income (expense):
  Interest expense, net................................          *             *            *           *           *       (8,629)
  Other, net...........................................          *             *            *           *           *          878
                                                                                                                          --------
Income before provision for income taxes, minority
  interests and equity in losses of affiliates.........          *             *            *           *           *     $ 50,914
                                                                                                                          --------
                                                                                                                          --------
Total Assets...........................................   $249,774      $259,311     $ 13,928   $ 158,007     $32,259     $713,279
                                                         -----------   -----------   --------   ---------   -----------   --------
                                                         -----------   -----------   --------   ---------   -----------   --------

- --------------------------

(A)   Is comprised of salaries & related costs and office & general expenses

*   Not allocated.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 16--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                         RECRUITMENT   YELLOW PAGE              SEARCH &     TEMPORARY
                                                         ADVERTISING   ADVERTISING   INTERNET   SELECTION   CONTRACTING    TOTAL
                                                         -----------   -----------   --------   ---------   -----------   --------
INFORMATION BY BUSINESS SEGMENT
For the year ended December 31, 1996
Commissions and fees:
  Traditional sources..................................   $ 76,601      $100,883     $     --   $ 170,424     $29,210     $377,118
  Internet.............................................        661            --        6,278          --          --        6,939
                                                         -----------   -----------   --------   ---------   -----------   --------
Commissions and fees...................................     77,262       100,883        6,278     170,424      29,210      384,057
                                                         -----------   -----------   --------   ---------   -----------   --------

Operating expenses:
  Salaries & related costs, office & general expenses
    and CEO special bonus..............................     72,886        77,533           --     158,759      20,750      329,928
  Internet expenses(A).................................        496            --        8,553          --          --        9,049
  Special compensation.................................     22,451        29,568           --          --          --       52,019
  Amortization of intangibles..........................      2,289         1,927          224         231          61        4,732
                                                         -----------   -----------   --------   ---------   -----------   --------
Total operating expenses...............................     98,122       109,028        8,777     158,990      20,811      395,728
                                                         -----------   -----------   --------   ---------   -----------   --------

Operating income (loss):
  Traditional sources..................................    (21,025)       (8,145)          --      11,434       8,399       (9,337)
  Internet.............................................        165            --       (2,499)         --          --       (2,334)
                                                         -----------   -----------   --------   ---------   -----------   --------
Operating income (loss)................................   $(20,860)     $ (8,145)    $ (2,499)  $  11,434     $ 8,399      (11,671)
                                                         -----------   -----------   --------   ---------   -----------
                                                         -----------   -----------   --------   ---------   -----------

Other expense:
  Interest expense, net................................          *             *            *           *           *      (14,450)
  Other, net...........................................          *             *            *           *           *         (346)
                                                                                                                          --------
Income before provision for income taxes, minority
  interests and equity in losses of affiliates.........                        *            *           *           *     $(26,467)
                                                                                                                          --------
                                                                                                                          --------
Total Assets...........................................   $110,654      $238,763     $  5,481   $  87,371     $28,593     $470,862
                                                         -----------   -----------   --------   ---------   -----------   --------
                                                         -----------   -----------   --------   ---------   -----------   --------

- --------------------------

(A)   Is comprised of salaries & related costs and office & general expenses

*   Not allocated

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 16--SEGMENT AND GEOGRAPHIC DATA (CONTINUED)

                                                                                                  UNITED   CONTINENTAL
                                                                   NORTH AMERICA   PACIFIC RIM   KINGDOM     EUROPE       TOTAL
                                                                   -------------   -----------   --------  -----------   --------
INFORMATION BY GEOGRAPHIC REGION:
December 31, 1998
Total commissions and fees.......................................    $359,165       $106,559     $117,153    $54,639     $637,516
  Income (loss) before taxes, minority interests and equity in
    earnings of affiliates.......................................      15,048         16,085       (4,491)     1,606       28,248
  Long-lived assets..............................................     125,367         32,918       89,439     47,871      295,595

December 31, 1997
  Total commissions and fees.....................................    $302,703       $113,620     $ 82,739    $19,439     $518,501
  Income before taxes, minority interests and equity in earnings
    of affiliates................................................      22,486         17,560        6,413      4,455       50,914
  Long-lived assets..............................................     116,210         33,054       81,721     21,711      252,696

December 31, 1996
  Total commissions and fees.....................................    $235,448       $ 91,561     $ 34,508    $22,540     $384,057
  Income (loss) before taxes, minority interests and equity in
    earnings of affiliates*......................................     (46,459)*       15,827        3,300        865      (26,467)
  Long-lived assets..............................................      79,231         32,617        7,434      1,542      120,824

- ------------------------

* Includes non-cash, non-recurring special compensation and interest expense of $52,019 and $2,603, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    The audits referred to in our report dated September 20, 1999, relating to the supplemental consolidated financial statements of TMP Worldwide Inc. and Subsidiaries, included the audits of the supplemental consolidated financial statement schedule listed in the accompanying index. This supplemental consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the supplemental consolidated financial statement schedule based upon our audits. We did not audit the financial statement schedule of LAI Worldwide, Inc. and subsidiaries which was combined with the Company's financial statement schedule. That financial statement schedule was audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for LAI Worldwide, Inc., and subsidiaries is based solely on the report of the other auditor.

    In our opinion, based on our audit and the report of the auditor, the supplemental consolidated financial statement schedule presents fairly, in all material respects, the information set forth therein.

                                          /s/ BDO Seidman, LLP
              ------------------------------------------------------------------

                                          BDO Seidman, LLP

New York, New York
September 20, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To LAI Worldwide, Inc:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of LAI Worldwide, Inc. included in this Form 10-K and have issued our report thereon dated April 7, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                              ARTHUR ANDERSEN LLP

Tampa, Florida
April 7, 1999

          SUPPLEMENTAL SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                                     COLUMN C ADDITIONS
                                                     BALANCE AT   ------------------------               BALANCE AT
                                                    BEGINNING OF  CHARGED TO   CHARGED TO                  END OF
DESCRIPTIONS                                           PERIOD      COSTS AND      OTHER     DEDUCTIONS     PERIOD
  COLUMN A                                            COLUMN B     EXPENSES     ACCOUNTS     COLUMN D     COLUMN E
- --------------------------------------------------  ------------  -----------  -----------  -----------  -----------
Allowance for doubtful accounts
  Year ended December 31, 1996....................   $    5,581    $   3,322    $   3,084(1)  $   2,349   $   9,638
  Year ended December 31, 1997....................   $    9,638    $   3,845    $   3,247(1)  $   2,900   $  13,830
  Year ended December 31, 1998....................   $   13,830    $   5,891    $   1,686(1)  $   3,615   $  17,792

Restructuring reserves
  Year ended December 31, 1997....................   $       --    $      --    $  17,663    $     862    $  16,801
  Year ended December 31, 1998....................   $   16,801    $   3,543    $  10,020    $  13,617    $  16,747

- ------------------------

(1) Initial reserves of acquired companies.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                TMP WORLDWIDE INC.

                                By:              /s/ BART CATALANE
                                     -----------------------------------------
                                                   Bart Catalane
                                              CHIEF FINANCIAL OFFICER
                                        (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)

Dated: September 30, 1999